As filed with the Securities and Exchange Commission on October 27, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Aupenheim Holdings Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	8742	372244004
(State or other jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 2203, Building 3, No. 31 Longcheng Road

Shibei District, Qingdao, Shandong Province

People’s Republic of China

+86 151 5325 2288

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Northwest Registered Agent Service, Inc.

8 The Green, Suite B

Dover, DE 19901

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pang Zhang-Whitaker, Esq.

Darius R. Alam, Esq.

Womble Bond Dickinson (US) LLP

888 7th Avenue, 38th Floor

New York, NY 10106

332 258-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

☐ Large accelerated filer	☒ Smaller reporting company
☐ Accelerated filer	☒ Emerging Growth Company
☒ Non-accelerated filer
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 i

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED                  , 2026

AUPENHEIM HOLDINGS INC.

2,000,000 Shares of Common Stock

This is the initial offering of common stock of Aupenheim Holdings Inc. and no public market currently exists for the securities being offered. We are offering for sale a total of 2,000,000 shares of common stock, par value $0.000001 per share, at a fixed price of $0.80 per share. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. The offering is being conducted on a self-underwritten, best-efforts basis, which means our Director, Chief Executive Officer and Chief Financial Officer, Mr. Yunfeng Cui, will attempt to sell the shares. This Prospectus will permit Mr. Cui to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares he may sell. In offering the securities on our behalf, Mr. Cui will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The shares will be offered at a fixed price of $0.80 per share for a period of 365 days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days.

	Offering Price Per Share	Commissions	Proceeds to Company
Common Stock	$0.8	Not Applicable	$1,600,000
Total	$0.8	Not Applicable	$1,600,000

Aupenheim Holdings Inc. is not a Chinese operating company but a holding company incorporated in the State of Delaware with no material operations of its own. We conduct substantially all of our operations through our PRC operating subsidiary, Guanghui Century (Shandong) Enterprise Management Co., Ltd. (“Guanghui”). Investors in our common stock are purchasing equity interests in a Delaware holding company and not in our operating subsidiary in China, and investors may never directly hold equity interests in our PRC operating subsidiary. We do not use, and do not intend to use, a variable interest entity (“VIE”) structure or contractual arrangements to control or consolidate any PRC entity. Through Guanghui, we provide professional conference coordination services in China. This holding company structure involves unique risks to investors. See “Risk Factors — Risks Related to Doing Business in China.” Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a loss of your investment.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to apply for quotation of our Common Stock on the OTCQB Venture Market under the symbol “[AUPHM].” We do not yet have a market maker who has agreed to file such an application.  There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China.  Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.  We could be adversely affected by uncertainties with respect to the Chinese legal system. Rules and regulations in China can change quickly with little advance notice. In addition, the interpretation and enforcement of Chinese laws and regulations involve uncertainties. Since administrative and court authorities in China have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy.

The Chinese government exerts substantial influence over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stock. The Chinese government may intervene as it deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the Chinese government has recently exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or, in extreme cases, become worthless. We face risks associated with regulatory approvals on offerings conducted overseas by and foreign investment in China-based issuers, anti-monopoly regulatory actions, and oversight on cybersecurity and data security, which may impact our ability to conduct certain businesses, accept foreign investments, or list on a United States or other foreign exchange. See “Risk Factors — Risks Related to Doing Business in China” beginning on page 7.

Permissions and approvals from PRC authorities. As of the date of this prospectus, Guanghui has obtained all material licenses, permits and approvals from PRC governmental authorities necessary for its current business operations, including its business license. Based on the advice of our PRC counsel, Jun Nan Law Firm, we believe that neither we nor our subsidiaries are currently required to complete a filing with, or obtain approval from, the China Securities Regulatory Commission (the “CSRC”) under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or to undergo a cybersecurity review by the Cyberspace Administration of China (the “CAC”), in connection with this offering or the quotation of our common stock on the OTCQB, and no such permission or approval has been denied. However, if we or our subsidiaries (i) do not receive or maintain any required permission or approval, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) become subject to applicable laws, regulations or interpretations that change to require such permissions or approvals in the future, we may be subject to fines, sanctions or other penalties, may be required to unwind or suspend this offering, and the value of our common stock could significantly decline or become worthless. See “Prospectus Summary — Permissions Required from the PRC Authorities for Our Operations and This Offering” and “Risk Factors — Risks Related to Doing Business in China.”

Trading in our securities on U.S. markets, including the over-the-counter market, may be prohibited under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”), if the Public Company Accounting Oversight Board (the “PCAOB”) determines that it is unable to inspect or investigate completely our auditor for two consecutive years. A trading prohibition would substantially impair your ability to sell or purchase our common stock and could cause the value of our common stock to significantly decline or become worthless. Our independent registered public accounting firm is TQ International, PLLC, which is headquartered in Flower Mound, Texas, United States, and is subject to inspection by the PCAOB on a regular basis.  On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Chinese Mainland and Hong Kong in 2022, and vacated its previous 2021 determinations. As our auditor is headquartered in the United States, rather than Chinese Mainland or Hong Kong, we do not believe that our auditor is currently subject to the determinations announced by the PCAOB. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections and investigations of PCAOB-registered public accounting firms is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. See “Risk Factors — Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Aupenheim” are to Aupenheim Holdings Inc., our Delaware holding company; “Aupenheim HK” are to Aupenheim Holdings Limited, a private company incorporated in Hong Kong; “Aupenheim WFOE” are to Aupenheim Holdings (Guangzhou) Co., Ltd., the wholly foreign-owned enterprise of Aupenheim in China; “Guanghui” are to Guanghui Century (Shandong) Enterprise Management Co., Ltd., our PRC operating subsidiary; “we,” “us,” “our company” and “our” are to Aupenheim and its subsidiaries, including Aupenheim HK, Aupenheim WFOE and Guanghui; “our PRC subsidiaries” are to Aupenheim WFOE and Guanghui. Unless otherwise specified, in the context of describing our business and operations, we are referring to the business and operations conducted by Guanghui.

Aupenheim Holdings Inc., our holding company, may transfer cash to our offshore intermediary holding entity in Hong Kong, Aupenheim HK, through capital injections and intra-group loans. Our offshore intermediary holding entity, in turn, may transfer cash to Aupenheim WFOE, through capital injections and intra-group loans. Similarly, Aupenheim WFOE may transfer cash to Guanghui through capital injections and intra-group loans. Cash may also be transferred through our organization by way of intra-group transactions. If our PRC subsidiaries realize accumulated after-tax profits, they may, upon satisfaction of relevant statutory conditions and procedures, pay dividends or distribute earnings to our offshore intermediary holding entity, which, in turn, may transfer cash to Aupenheim through dividends or other distributions. With necessary funds, Aupenheim may pay dividends or make other distributions to U.S. investors and service any debt it may have incurred outside of the PRC.

In addition, our PRC subsidiaries generate their revenue primarily in Renminbi, and cash transfers from our PRC subsidiaries to their parent companies outside of China are subject to PRC government’s regulations and management of currency exchange and cross-border settlement.  As a result, any regulations or management regarding currency exchange or cross-border settlement may limit the ability of our PRC subsidiaries to pay dividends to Aupenheim.

Cash transfers and dividends to date; restrictions under PRC law. As of the date of this prospectus, no cash transfers, dividends or other distributions have been made between Aupenheim, Aupenheim HK, Aupenheim WFOE and Guanghui, and none of our subsidiaries has made any dividends or distributions to Aupenheim or to U.S. investors. We currently intend to retain all available funds and future earnings to fund the development of our business and do not anticipate paying cash dividends in the foreseeable future. PRC laws and regulations restrict the ability of our PRC subsidiaries to pay dividends and transfer cash. Our PRC subsidiaries may pay dividends only out of accumulated after-tax profits determined under PRC accounting standards, must set aside at least 10% of after-tax profits each year to fund statutory reserves until those reserves reach 50% of registered capital, and are subject to PRC foreign exchange controls and a 10% withholding tax on dividends paid to non-PRC resident enterprises (subject to reduction under an applicable tax treaty). To the extent cash or assets of our business are in the PRC or Hong Kong or held by a PRC or Hong Kong entity, those funds or assets may not be available to fund operations or for other uses outside of the PRC or Hong Kong due to interventions in, or the imposition of restrictions and limitations on, our or our subsidiaries’ ability to transfer cash or assets by the PRC government. We do not currently maintain cash management policies dictating how funds are transferred among our entities. See “Prospectus Summary — Cash Transfers Through Our Organization” and “Risk Factors — Risks Related to Doing Business in China,” and our financial statements beginning on page F-1.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” BEFORE BUYING ANY SHARES OF AUPENHEIM HOLDINGS INC. COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION HAS BEEN CLEARED OF COMMENTS AND IS DECLARED EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy shares of our Common Stock.

Overview

Aupenheim Holdings Inc. is a Delaware holding company. Through our PRC operating subsidiary, Guanghui Century (Shandong) Enterprise Management Co., Ltd. (“Guanghui”), which was incorporated in the People’s Republic of China (the “PRC”) on January 2, 2018, we provide professional conference coordination services. We are headquartered in Qingdao, Shandong Province, PRC, and provide comprehensive conference event planning and execution coordination services to corporate and institutional clients throughout the PRC.

Our core business is the provision of end-to-end coordination and planning services for conferences, training sessions, seminars, and other professional events organized by our clients. We act solely as a professional coordinator and planner, managing the full lifecycle of event organization—from initial concept design through vendor sourcing, on-site execution management, and post-event deliverables—without purchasing, owning, or leasing event-related physical assets or advancing payments to third-party vendors on behalf of our clients.

We operate an “asset-light, pure-service-fee” business model. Under this model, all third-party vendors engaged for client events—including venues, catering providers, equipment suppliers, photographers, videographers, and decorators—contract directly with, and invoice and collect payments directly from, our clients. We do not advance or guarantee any third-party costs. Our revenue is derived exclusively from professional coordination and planning service fees charged on a per-event basis. This model results in low capital requirements, minimal balance sheet exposure to vendor-related financial risk, and a predictable cost structure predominantly driven by personnel expenses.

Our Services

We provide comprehensive conference event planning and execution coordination services. Our service offerings are designed to address the full lifecycle of conference and event organization, enabling our clients to focus on their core business objectives while we manage the logistical, operational, and creative aspects of their events. Our principal service offerings include the following:

Overall Conference Planning and Program Design

We work closely with our clients to develop customized event concepts, themes, and detailed program agendas tailored to their specific objectives, target audiences, and budgetary parameters. Our planning services encompass event format design, scheduling, content flow structuring, and overall event architecture.

Venue Arrangement and Coordination

We identify, evaluate, and recommend suitable venues for our clients’ events based on factors including capacity requirements, location preferences, technical specifications, budgetary constraints, and event format. We coordinate all venue-related logistics, including availability confirmation, layout planning, and technical requirements communication. The venue contracts and payments are entered into directly between the venue and our client.

Vendor Sourcing, Comparison, and Liaison

We manage the entire vendor procurement process on behalf of our clients, encompassing:

●	Venue and facility providers;

●	Audio-visual and technical equipment suppliers;

●	Photography and videography services;

●	Video production and post-event editing services;

●	Event decoration and staging services; and

●	Catering and food service providers.

For each category of vendor services, we identify qualified candidates, solicit and compare quotations, evaluate quality and reliability credentials, and recommend optimal selections to our clients. All vendor contracts are executed directly between the vendor and our client, and all vendor invoicing and payment collection occurs directly between the vendor and our client. We do not advance, guarantee, or bear financial responsibility for any third-party vendor costs.

Guest and Attendee Communication Support

We provide coordination support for guest and attendee management, including invitation distribution, RSVP tracking, attendee communication, logistical information dissemination, and on-site registration coordination.

Speech Writing and Presentation Design

We offer professional speech drafting and presentation design services, including the preparation of keynote addresses, remarks, and PowerPoint presentations. Our presentation design services are limited to layout, typesetting, and visual formatting; we do not provide graphic design involving original images or animation production.

On-Site Setup Guidance and Event Direction

We provide professional on-site management services, including physical setup oversight, vendor coordination during load-in and load-out, real-time event direction, timeline management, contingency response, and overall quality assurance throughout the event execution.

Photography Service Coordination and Video Editing Follow-Up

We coordinate professional photography and videography services during events and manage the post-event production process, including video editing supervision and delivery of final multimedia assets to our clients. The photography and videography service providers contract directly with our clients.

Our Business Model

We operate an “asset-light, pure-service-fee” business model that we believe differentiates us from many participants in the conference and event services industry. The key characteristics of our business model are as follows:

Pure Coordination Role

We act exclusively as a professional coordinator and planner. We do not purchase, own, lease, or maintain event-related physical assets such as venues, audio-visual equipment, staging materials, or catering facilities. We do not operate as a general contractor or reseller of third-party goods or services. Our role is limited to providing professional expertise in event coordination, planning, and management.

No Advancement or Guarantee of Third-Party Costs

A distinguishing feature of our business model is that we do not advance, pre-pay, or guarantee payment for any third-party vendor services engaged in connection with our clients’ events. All third-party vendors—including venue operators, equipment suppliers, caterers, photographers, videographers, and decorators—enter into their service agreements directly with our clients and invoice and collect payment directly from our clients. As a result, we do not bear the credit risk, liquidity risk, or financial exposure associated with third-party vendor obligations.

Revenue Model

We derive our revenue exclusively from professional coordination and planning service fees charged to our clients. Our fees are charged on a per-event basis, and our revenue is recorded net of value-added and other applicable sales taxes. Under our standard payment terms, clients are required to remit payment within 90 days following the issuance of our invoice. We recognize revenue at a point in time upon the successful launch and completion of the conference event, consistent with the transfer of control of our services to the client.

For the fiscal year ended June 30, 2026, we generated total revenue of US$188,564 entirely from conference coordination service fees, compared to US$121,105 for the fiscal year ended June 30, 2025, representing year-over-year growth of approximately 55.7%.

Our Advantages

We believe our asset-light, pure-service-fee business model provides the following competitive advantages:

Low Capital Requirements.

Because we do not invest in or maintain physical event assets, our business requires minimal capital expenditure, allowing us to allocate resources primarily to talent acquisition and service quality improvement.

Minimal Balance Sheet Risk.

We derive our revenue exclusively from professional coordination and planning service fees charged to our clients. Our fees are charged on a per-event basis, and our revenue is recorded net of value-added and other applicable sales taxes. Under our standard payment terms, clients are required to remit payment within 90 days following the issuance of our invoice. We recognize revenue at a point in time upon the successful launch and completion of the conference event, consistent with the transfer of control of our services to the client.

By not advancing or guaranteeing third-party vendor payments, we avoid the accounts payable and working capital exposure that event management companies operating as general contractors typically bear.

Predictable Cost Structure.

Our cost structure is predominantly driven by personnel expenses. For the fiscal year ended June 30, 2026, staff costs (including salaries, bonuses, allowances, and pension scheme contributions) totaled US$53,772, representing our most significant operating expense category.

Operational Scalability.

Our model enables us to scale operations by adding professional coordination staff without requiring proportional increases in physical asset investment or vendor-related working capital.

Client Transparency.

Because all vendor relationships are direct between vendors and clients, our clients maintain full visibility into and control over vendor pricing, quality, and contractual terms. This transparency enhances client trust and satisfaction.

Our Strategies

Our objective is to become a leading professional conference coordination services provider in the PRC by leveraging our asset-light business model, deep industry expertise, and commitment to service excellence. The key elements of our growth strategy include the following:

Expand Our Client Base and Reduce Customer Concentration

We intend to broaden our client base by actively pursuing new corporate and institutional clients across diverse industries and geographic markets within the PRC. Our current revenue is concentrated among a small number of clients, with our top three clients accounting for 100% of our total revenue for each of the fiscal years ended June 30, 2026 and 2025. By diversifying our client portfolio, we aim to reduce our dependence on any single client, mitigate concentration risk, and create a more stable and predictable revenue base.

Deepen Existing Client Relationships

We plan to increase revenue from existing clients by expanding the range and frequency of services we provide to them. By delivering consistently high-quality coordination services and building long-term trusted relationships, we seek to position ourselves as a preferred conference coordination partner for our clients’ recurring event needs, thereby driving repeat business and increasing per-client revenue.

Expand Geographic Coverage

While our operations are currently based in Shandong Province, we intend to expand our service coverage to additional provinces and major metropolitan areas in the PRC to capture a larger addressable market. Our asset-light model is particularly well-suited for geographic expansion, as it does not require significant capital investment in physical assets or facilities in new markets—we can deploy our professional coordination expertise and leverage local vendor networks to serve clients in new regions with relatively limited incremental fixed costs.

Enhance Service Capabilities and Quality

We plan to continuously invest in enhancing our service capabilities and quality standards. This includes investing in staff training and professional development, developing standardized coordination processes and quality control frameworks, and building out our vendor evaluation and management capabilities to ensure that we consistently recommend high-quality, reliable vendors to our clients.

Invest in Technology and Operational Efficiency

We intend to invest in technology solutions to improve our operational efficiency and service delivery capabilities. This may include implementing project management platforms, vendor relationship management systems, attendee communication tools, and other digital solutions designed to streamline our coordination processes, enhance communication with clients and vendors, and improve overall event execution quality.

Explore Complementary Service Offerings

We may selectively explore opportunities to expand into adjacent service areas that complement our core conference coordination business, such as corporate brand event management, exhibition coordination, or other professional event categories. Any such expansion would be undertaken in a manner consistent with our asset-light, pure-service-fee business model, ensuring that we do not assume third-party vendor cost risk or make significant capital investments in physical assets.

Attract and Retain Talent

Our success depends on the quality and expertise of our professional coordination staff. We intend to invest in attracting, developing, and retaining talented event coordination professionals by offering competitive compensation packages, professional development opportunities, and a supportive working environment. As we grow, we plan to build a larger team of experienced coordinators capable of managing increasingly complex and large-scale events.

Recent Development

Prior to the completion of the corporate reorganization described below (the “Reorganization”), our business was conducted through Guanghui Century (Shandong) Enterprise Management Co., Ltd. (“Guanghui”), a company organized under the laws of the People’s Republic of China (“PRC”) on January 2, 2018. Guanghui provides conference event planning and execution coordination services to corporate and institutional clients throughout the PRC. To facilitate this offering and establish an offshore holding company structure suitable for access to the U.S. capital markets, our founders implemented a series of restructuring transactions in 2026.

The Reorganization commenced with the incorporation of OPPENHEIM Holdings Limited (“Oppenheim BVI”) in the British Virgin Islands on May 19, 2026. Oppenheim BVI was established as the ultimate shareholder holding vehicle for our founders, who subscribed for its ordinary shares in proportion to their agreed ownership interests. On June 16, 2026, Aupenheim Holdings Inc. was incorporated in the State of Delaware as a wholly owned subsidiary of Oppenheim BVI. Thereafter, on July 13, 2026, Aupenheim Holdings Limited (“Aupenheim HK”) was incorporated in Hong Kong as a wholly owned subsidiary of Aupenheim, and on August 14, 2026, Aupenheim Holdings (Guangzhou) Co., Ltd. was established in the PRC as a wholly foreign-owned enterprise and wholly owned subsidiary of Aupenheim HK (“Aupenheim WFOE”).

Following the establishment of Aupenheim WFOE, the Company completed the acquisition of 100% of the equity interests of Guanghui from its then-existing shareholders for a cash consideration of RMB100. The consideration was funded by a capital injection from the shareholder of Aupenheim WFOE. Upon completion of this transaction on August 20, 2026, Guanghui became an indirect wholly owned subsidiary of Aupenheim, resulting in the current offshore holding company structure consisting of Aupenheim, Aupenheim HK, Aupenheim WFOE and Guanghui. Through this structure, Aupenheim conducts substantially all of its operations in the PRC through Guanghui.

On September 30, 2026, Aupenheim amended its certificate of incorporation to increase its authorized share capital from 100 shares to 100,000,000 shares, effected a 180,000-for-1 forward stock split of its outstanding common stock, increasing the number of outstanding shares from 100 to 18,000,000 shares, with a par value of $0.0000056 per share, and subsequently amended its certificate of incorporation to reduce the par value of its common stock from $0.0000056 to $0.000001 per share. All share and per-share information presented in this prospectus has been retroactively adjusted to reflect the stock split.

As a result of the Reorganization and related capitalization transactions, Oppenheim BVI owns 100% of the outstanding equity interests of Aupenheim, which in turn owns 100% of Aupenheim HK, Aupenheim HK owns 100% of Aupenheim WFOE, and Aupenheim WFOE owns 100% of Guanghui. The Reorganization was accounted for as a reorganization of entities under common control in accordance with ASC 805-50, as Mr. Yunfeng Cui remained the ultimate controlling party of the business both before and after the Reorganization. Accordingly, the consolidated financial statements represent a continuation of the historical financial statements of Guanghui and have been prepared as if the Reorganization had occurred at the beginning of the earliest period presented. The assets and liabilities transferred in the Reorganization were recognized at their historical carrying amounts, and no new goodwill was recognized. All intercompany balances and transactions have been eliminated in consolidation.

Permissions Required from the PRC Authorities for Our Operations and This Offering

We are a Delaware holding company with operations conducted through our PRC subsidiaries. Our PRC operating subsidiary, Guanghui, is subject to various PRC laws and regulations governing its business operations and this offering. The following summarizes the key regulatory requirements applicable to our operations and this offering.

Regulatory Licenses, Permits and Approvals Required for Operations

As of the date of this prospectus, Guanghui has obtained all material licenses, permits, and approvals necessary for its current business operations in China, including but not limited to its business registration, tax registration, and other requisite filings with applicable PRC governmental authorities. We do not currently operate in any industry sector that requires special administrative licenses or pre-approvals from PRC industry regulators for our conference coordination services.

However, any failure to maintain, obtain, or renew applicable licenses and permits in the future could subject us to fines, penalties, or restrictions on our ability to conduct business. We cannot assure you that our PRC operating subsidiary will be able to maintain all necessary permits and approvals, particularly in light of the evolving regulatory environment in China. See “Risk Factors — Risks Related to Doing Business in China.”

CSRC Filing and Reporting Requirements

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, either directly or indirectly, are required to complete filing procedures with the CSRC within three working days after the submission of the application for an overseas offering or listing.

We believe that neither this Offering nor the quotation of our Common Stock on the OTCQB marketplace constitutes an overseas offering or listing that is currently subject to the CSRC filing requirements under the Trial Measures. Pursuant to the CSRC’s Guidelines for the Application of Regulatory Rules No. 7 – Overseas Offerings and Listings, quotation on the OTCQB marketplace, as an overseas over-the-counter market, is not currently subject to the filing requirements under the Trial Measures. However, if we pursue a future listing of our Common Stock on a national securities exchange, including Nasdaq, we expect that we would be required to comply with the applicable CSRC filing requirements for overseas offerings and listings then in effect. Accordingly, we have not submitted a filing with the CSRC in connection with this Offering. However, there remains uncertainty regarding the interpretation, implementation, and enforcement of the Trial Measures and other PRC laws and regulations. If the CSRC or any other PRC regulatory authority subsequently determines that a filing, approval, or other regulatory procedure is required for this Offering or our OTCQB quotation, we cannot assure you that we would be able to obtain such approval or complete such filing in a timely manner, or at all. Any failure to obtain required approvals or complete required filings could result in regulatory actions, fines, sanctions, or other penalties, which could materially and adversely affect our business, financial condition, results of operations, and the value of our securities. See “Risk Factors — Risks Related to Doing Business in China.”

Summary of Risk Factors

An investment in our common stock involves a number of significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

●	We may require additional capital in the future, and our inability to obtain such financing on favorable terms or at all could impede our growth and negatively impact our business.

●	Our business is dependent on consistent demand for conference and event coordination services, and economic downturns, market volatility, or unfavorable business conditions could reduce demand for our services.

●	PRC policies restricting spending on meetings, training and conferences, and restrictions on large gatherings, could reduce demand for our services.

●	Our sole officer and director lacks public company experience, which could impair our ability to comply with legal and regulatory requirements.

●	Becoming subject to public company reporting requirements will increase our operating expenses and could negatively impact our profitability.

●	We have a limited operating history, and our profitability declined significantly in fiscal 2026.

●	Our revenue is dependent on a small number of clients, and the loss of any significant client could materially and adversely affect our business.

●	We face intense competition in the conference and event coordination services market, and if we fail to compete effectively, our business could be adversely affected.

●	Our success depends on our ability to attract and retain qualified professionals to deliver our conference coordination services.

●	We may be subject to claims arising from the events we coordinate, and we do not maintain insurance to cover such claims.

●	Our operations are concentrated in China, and we are subject to risks relating to the economic, political, and legal environment in China.

●	We may be unable to manage our growth effectively.

●	Cybersecurity risks and data privacy regulations could adversely affect our operations and expose us to liability.

●	We do not maintain key person life insurance for our sole officer and director.

●	Our sole director has other business interests, which may create conflicts of interest and limit the time he devotes to our business.

●	One individual serves as both our principal executive officer and principal financial officer, and we have no independent directors or audit committee, which limits oversight of our management and financial reporting.

●	Our principal executive offices are located outside the United States, which may make it difficult for U.S. investors to enforce their legal rights.

Risks Related to Doing Business in China

●	Our and our subsidiary’s operations in China are governed by PRC laws and regulations, and risks and uncertainties with respect to the PRC legal system could adversely affect us.

●	Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

●	Changes in economic, political or social conditions or government policies in China and globally, or uncertainties in international trade and rising political tensions, particularly between the U.S. and China, could have a material adverse effect on our business.

●	Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirements, or otherwise restrict our ability to offer securities and raise capital outside China.

●	The applicability of PRC overseas offering and listing regulations to this Offering remains subject to interpretation, and any determination that we are required to obtain approvals or complete filings could adversely affect our business and this Offering.

●	Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor.

●	We rely on dividends and other distributions from our PRC subsidiary to fund our cash requirements, and any regulation or limitation on such payments could have a material adverse effect on our business.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may restrict or delay us from using the proceeds of this Offering to fund our PRC subsidiary.

●	If we fail to complete the registrations and capital contributions required for our reorganization, we may be unable to fund, or receive distributions from, our PRC subsidiaries.

●	Statutory requirements on currency conversion may limit our foreign exchange transactions.

●	Fluctuations in exchange rates could have an adverse effect on our results of operations and the value of your investment.

●	PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties.

●	If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

●	The discontinuation of, or our failure to qualify for, preferential tax treatment could increase our tax expense.

●	Inflation and increases in labor costs in China could adversely affect our profitability and growth.

●	Failure to make adequate contributions to employee social insurance and housing provident funds as required by PRC law may subject us to penalties.

●	Recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny and negatively impact the trading price of our Common Stock.

Risks Related to Our Common Stock and This Offering

●	The offering price of our shares has been determined by us and may not reflect the actual value of your investment.

●	The market price of our Common Stock may be volatile and subject to significant fluctuations.

●	Because there are no minimum proceeds we can receive from this Offering, we may not raise sufficient capital to implement our planned business.

●	If we are designated a “shell company,” your ability to resell your shares will be significantly limited.

●	Our Common Stock will not be registered under the Exchange Act prior to the effective date; thus, we will only be subject to the reporting obligations imposed by Section 15(d) of the Exchange Act.

●	There is currently no public trading market for our Common Stock, and an active market may not develop or be sustained after this Offering.

●	Our Common Stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

●	If our Common Stock is not eligible for deposit and clearing through DTC, or if state securities laws restrict resales, your ability to sell your shares may be limited.

●	Mr. Yunfeng Cui, our Director, Chief Executive Officer and Chief Financial Officer, will continue to have significant influence over our company after this Offering, which could limit your ability to influence the outcome of key transactions.

●	We do not intend to pay dividends on our Common Stock in the foreseeable future.

●	Future sales of our Common Stock by existing shareholders could depress the market price of our Common Stock.

●	We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

●	Our management has identified material weaknesses in our internal control over financial reporting, which could affect the reliability of our financial statements.

●	You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase.

●	We have broad discretion over the use of the net proceeds from this Offering, and we may not use them effectively.

Implications of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act (“HFCAA”), as amended by the Consolidated Appropriations Act, 2023, requires the Securities and Exchange Commission (“SEC”) to prohibit the trading of securities of a registrant on any national securities exchange or through any other method regulated by the SEC if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect or investigate the registrant’s public accounting firm for two consecutive years.

On December 15, 2022, the PCAOB issued a report vacating its previous determinations that it was unable to inspect or investigate registered public accounting firms headquartered in mainland China and Hong Kong. As our auditor is headquartered in the United States, rather than Chinese Mainland or Hong Kong, we do not believe that our auditor is currently subject to the determinations announced by the PCAOB. However, whether the PCAOB will continue to be able to conduct inspections and investigations of PCAOB-registered public accounting firms to its satisfaction is subject to uncertainty and depends on a number of factors outside our control and the control of our auditor. If the PCAOB were to determine in the future that it is unable to inspect or investigate our auditor completely, or if our auditor otherwise becomes subject to a PCAOB determination under the HFCAA, the trading of our Common Stock could be prohibited under the HFCAA. Such a prohibition would materially and adversely affect the liquidity and market price of our Common Stock and could cause the value of our Common Stock to significantly decline or become worthless.

Implications of Being Treated as an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and

●	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt, or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We intend to take advantage of certain of the reduced reporting requirements available to emerging growth companies. As a result, the information we provide to stockholders may be different than what you might receive from other public companies in which you hold equity interests.

Corporate Information

Aupenheim Holdings Inc. was incorporated in the State of Delaware on June 16, 2026. Our registered agent in Delaware is Northwest Registered Agent Service, Inc., 8 The Green, Suite B, Dover, DE 19901.

Our corporate structure is as follows:

Our principal executive offices are located at Room 2203, Building 3, No. 31 Longcheng Road, Shibei District, Qingdao, Shandong Province, People’s Republic of China. Our telephone number at this address is +86 151 5325 2288. Our website is www.Aupenheim.top. Information contained on, or accessible through, our website does not constitute a part of this prospectus and should not be considered a part of this prospectus.

The SEC maintains a website that contains reports and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

Cash Transfers Through Our Organization

Aupenheim Holdings Inc. is a Delaware holding company with no material operations of its own and does not use a variable interest entity (“VIE”) structure. We conduct all of our operations in the PRC through our wholly owned indirect subsidiary, Guanghui. Aupenheim Holdings Inc. owns Aupenheim HK, which in turn owns Aupenheim WFOE, which in turn owns Guanghui. As a result, our ability to pay dividends to our stockholders and to service any debt we may incur depends on dividends and other distributions paid by our PRC subsidiaries.

Funds flowing from the holding company to our subsidiaries. Aupenheim Holdings Inc. may transfer funds, including the net proceeds of this offering, to Aupenheim HK through capital contributions or shareholder loans. Aupenheim HK may in turn transfer funds to Aupenheim WFOE through capital contributions or shareholder loans, and Aupenheim WFOE may transfer funds to Guanghui through capital contributions or intercompany loans. Under PRC law, capital contributions by an offshore parent to a PRC subsidiary are subject to registration with or filing with the State Administration for Market Regulation (“SAMR”) or its local counterpart and to foreign exchange registration with a bank in accordance with rules of the State Administration of Foreign Exchange (“SAFE”), and shareholder loans to a PRC subsidiary are subject to SAFE registration and to statutory limits on the amount of foreign debt the subsidiary may incur. We cannot assure you that we will be able to complete these registrations or filings on a timely basis, or at all. As of the date of this prospectus, Aupenheim WFOE has a registered capital of RMB3,000,000, which is required to be paid in on or before June 30, 2031.

Funds flowing from our subsidiaries to the holding company and to investors. Guanghui may pay dividends to Aupenheim WFOE, which may pay dividends to Aupenheim HK, which may in turn pay dividends to Aupenheim Holdings Inc. Aupenheim Holdings Inc. may then pay dividends or make other distributions to its stockholders, including U.S. investors, in accordance with the Delaware General Corporation Law, which permits dividends to be paid out of surplus or, if there is no surplus, out of net profits for the current or preceding fiscal year. Under Hong Kong law, Aupenheim HK may pay dividends only out of distributable profits, and there are currently no Hong Kong restrictions on the conversion of Hong Kong dollars into foreign currencies or the remittance of dividends out of Hong Kong. However, to the extent cash is held in Hong Kong or by a Hong Kong entity, there is no assurance that the PRC government will not intervene in or impose restrictions on our ability to transfer such cash.

Restrictions under PRC law. PRC laws and regulations restrict the ability of our PRC subsidiaries to transfer cash and pay dividends. Under PRC law, Aupenheim WFOE and Guanghui may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations, and each is required to set aside at least 10% of its after-tax profits each year to fund statutory reserves until those reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, the conversion of Renminbi into foreign currencies and the remittance of foreign currency out of the PRC are subject to PRC foreign exchange controls, and our PRC subsidiaries must comply with procedural requirements, including presenting supporting documentation to designated banks, to remit dividends offshore. The PRC government may also impose new or stricter controls on cross-border transactions. To the extent cash or assets of our business are in the PRC or held by a PRC entity, those funds or assets may not be available to fund operations or for other uses outside of the PRC due to interventions in, or the imposition of restrictions and limitations on, our or our subsidiaries’ ability to transfer cash or assets by the PRC government.

Tax considerations. Under the PRC Enterprise Income Tax Law and its implementation rules, dividends paid by a PRC resident enterprise to a non-PRC resident enterprise shareholder are generally subject to a 10% PRC withholding tax. Under the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation, this rate may be reduced to 5% if Aupenheim HK holds at least 25% of the PRC enterprise and qualifies as the beneficial owner of the dividends, subject to approval or filing requirements of the PRC tax authorities. We cannot assure you that Aupenheim HK will qualify for the reduced rate. Hong Kong does not currently impose withholding tax on dividends. If Aupenheim Holdings Inc. or Aupenheim HK were deemed a PRC resident enterprise, dividends paid by it could also become subject to PRC withholding tax. Dividends paid by Aupenheim Holdings Inc. to U.S. holders may be subject to U.S. federal income tax. See “Taxation.”

Transfers and distributions to date; cash management policies. For the fiscal years ended June 30, 2026 and 2025 and through the date of this prospectus, none of our PRC subsidiaries has made any dividends, distributions or other transfers of cash to Aupenheim HK, Aupenheim Holdings Inc. or any of our investors, and, other than the capital injection used to fund the RMB100 consideration paid by Aupenheim WFOE for the equity interests of Guanghui in August 2026, neither Aupenheim Holdings Inc. nor Aupenheim HK has made any capital contributions, loans or other transfers of cash to our PRC subsidiaries. We currently intend to retain all available funds and future earnings to fund the development of our business and do not anticipate paying cash dividends in the foreseeable future. We do not currently maintain cash management policies dictating how funds are transferred among Aupenheim Holdings Inc., its subsidiaries or investors. See “Dividend Policy” and “Risk Factors — Risks Related to Doing Business in China.”

THE OFFERING

The Offering:	This is a self-underwritten, direct primary offering with no minimum purchase requirement.

The Issuer:	Aupenheim Holdings Inc.

Securities Being Offered:	2,000,000 shares of common stock, par value $0.000001 per share.

Shares Outstanding Prior to Offering:	18,000,000 shares of common stock.

Shares Outstanding after Offering:	20,000,000 shares of common stock (assuming all 2,000,000 shares offered are sold).

Price Per Share:	$0.8

Duration of the Offering:	The shares will be offered for a period of 365 days from the effective date of this prospectus. The offering could be extended by another 90 days at the discretion of our board of directors.

Gross Proceeds from selling 100% of shares:	$1,600,000.00

Market of the common stock:	There is no public market for our shares. Our common stock is not traded on any stock exchange or the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to apply for quotation of our Common Stock on the OTCQB Venture Market under the symbol “[AUPHM].” There can be no assurance that our application will be approved or that a trading market will develop.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Furthermore, if the Company does not sell any shares from this offering, it will not receive gross proceeds accordingly. There is no public market for our shares. Our common stock is not traded on any stock exchange or the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to apply for quotation of our Common Stock on the OTCQB Venture Market under the symbol “[AUPHM].” There can be no assurance that our application will be approved or that a trading market will develop.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

RISK FACTORS

An investment in our common stock involves a number of significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We may require additional capital in the future, and our inability to obtain such financing on favorable terms or at all could impede our growth and negatively impact our business.

To support our growth initiatives, expand our client base, deepen our service offerings, or respond effectively to competitive pressures, we may need to seek additional capital in the future through equity or debt financing. However, there is no guarantee that we will be able to obtain such financing on terms that are favorable to us, or at all. Our ability to raise additional capital will depend on various factors, including our future financial performance, prevailing market conditions, investor sentiment, and the availability of capital. If we are unable to secure additional funding when needed, or if the terms of such financing are unfavorable, it could significantly impede our ability to execute our growth strategy, develop new service offerings, or effectively compete in the market.

Our business is dependent on consistent demand for conference and event coordination services, and economic downturns, market volatility, or unfavorable business conditions could reduce demand for our services.

Our business is dependent on corporate and institutional clients engaging our conference coordination services. During periods of economic uncertainty or downturn, businesses may reduce their discretionary spending on conferences, corporate events, training sessions, and similar activities. A deterioration in economic conditions in China or globally could lead to reduced demand for our services, lower spending by existing clients, and difficulty in acquiring new clients, any of which could materially and adversely affect our business, financial condition, and results of operations.

PRC policies restricting spending on meetings, training and conferences, and restrictions on large gatherings, could reduce demand for our services.

The PRC government has adopted, and may continue to adopt, policies that restrict spending by government agencies, state-owned enterprises and other public institutions on meetings, training sessions, conferences and similar events, including limits on the number, scale, duration and location of such events and on related travel and hospitality expenses. In addition, PRC authorities may restrict or suspend large gatherings for public health, public safety or other reasons, and events with 1,000 or more attendees require approval from the local public security authority. Although our clients are primarily corporate and institutional entities, any tightening of these policies, or any restriction on large gatherings, could cause our clients and prospective clients to cancel, postpone, downsize or move online the events for which they engage us, which could materially and adversely affect our business, financial condition and results of operations.

Our sole officer and director lacks public company experience, which could impair our ability to comply with legal and regulatory requirements.

Mr. Yunfeng Cui, our sole Director, Chief Executive Officer and Chief Financial Officer, has not previously been responsible for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, in which event you could lose your entire investment in our company.

Becoming subject to public company reporting requirements will increase our operating expenses and could negatively impact our profitability.

Upon the completion of this Offering, we intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. This will obligate us to file various reports with the SEC on a regular basis, including annual and quarterly reports. The preparation and filing of these reports will require us to incur significant additional expenses, primarily related to audit fees and legal fees. These increased compliance costs will directly add to our operating expenses and could negatively affect our ability to achieve and maintain profitability. Consequently, the increased costs associated with being a public reporting company could have a material adverse effect on our financial condition and our ability to generate profits in the future.

We have a limited operating history, and our profitability declined significantly in fiscal 2026.

Our U.S. holding company was incorporated in June 2026, and our PRC operating subsidiary, Guanghui, although established in January 2018, generated only limited revenue prior to 2024. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. Although we were profitable in each of the fiscal years ended June 30, 2026 and 2025, our net income declined from $49,227 for fiscal 2025 to $7,558 for fiscal 2026, and our cash and cash equivalents declined from $137,509 as of June 30, 2025 to $16,888 as of June 30, 2026, compared with total operating expenses of $179,964 for fiscal 2026. Our net cash used in operating activities was $62,052 for fiscal 2026. There is no minimum amount of proceeds that must be raised in this Offering, and we may not raise sufficient funds to support our operations. Because of our limited operating history, declining profitability and limited cash resources, there can be no assurance that we will be able to sustain operations, achieve profitable growth or avoid the need for additional financing in the future.

Our revenue is dependent on a small number of clients, and the loss of any significant client could materially and adversely affect our business.

For the fiscal years ended June 30, 2026 and 2025, our revenue was concentrated among a small number of clients. Our top three clients accounted for 100% of our total revenue for each of these fiscal years. For the fiscal year ended June 30, 2026, our three clients accounted for approximately 39.4%, 38.1% and 22.5% of our total revenue, respectively, and for the fiscal year ended June 30, 2025, our three clients accounted for approximately 43.1%, 37.1% and 19.8% of our total revenue, respectively. Only one of our fiscal 2026 clients was also a client in fiscal 2025. Our engagements are generally project-based and one-time in nature, and our clients are not obligated to engage us for future events. As a result, our client base may change substantially from year to year, and we must continually secure new engagements to maintain our revenue. If any of these clients were to terminate their relationship with us, significantly reduce their engagement, or experience financial difficulties, or if we are unable to replace completed engagements with new ones, our revenue could decline materially. There is no assurance that we will be able to replace lost revenue from a departing client.

We face intense competition in the conference and event coordination services market, and if we fail to compete effectively, our business could be adversely affected.

The conference and event coordination services market in China is highly competitive and fragmented. We compete with a wide range of companies, including full-service event management companies, other coordination-focused service providers, in-house event management departments of larger corporations, advertising and public relations agencies that offer event management as an ancillary service, and freelance event planners and coordinators. Many of our competitors have significantly greater financial, technical, and marketing resources, more extensive client bases, and stronger brand recognition than we do. If we fail to differentiate our services, maintain quality, or adapt to changing client needs, we could lose market share and our revenue and profitability could decline.

Our success depends on our ability to attract and retain qualified professionals to deliver our conference coordination services.

Our business relies heavily on the expertise and performance of our professional coordination team. Competition for skilled professionals in the conference and event coordination field is intense. If we are unable to attract, train, and retain qualified professionals, or if key personnel leave our company, the quality of our services could deteriorate, and we may be unable to maintain or grow our client relationships. Our small team size makes us particularly vulnerable to the loss of any individual team member.

We may be subject to claims arising from the events we coordinate, and we do not maintain insurance to cover such claims.

Under our service model, third-party vendors, such as venues, caterers, audio-visual providers and transportation providers, contract directly with our clients. However, because we coordinate the events, clients, attendees or other third parties may assert claims against us arising from vendor failures, event cancellations or delays, property damage, attendee injuries or safety incidents, data breaches or other problems with an event, regardless of whether we were at fault. We do not currently maintain general liability, professional liability or business interruption insurance. Any such claim, even if without merit, could result in significant costs, divert management’s attention, damage our reputation and cause clients not to engage us in the future, any of which could materially and adversely affect our business, financial condition and results of operations.

Our operations are concentrated in China, and we are subject to risks relating to the economic, political, and legal environment in China.

Substantially all of our operations are conducted in China, and substantially all of our revenue is derived from clients located in China. Our business is subject to a variety of risks related to conducting business in China, including economic volatility, changes in government policies, regulations applicable to our industry, and uncertainties regarding the interpretation and enforcement of PRC laws and regulations. Any adverse changes in the political, economic, or regulatory environment in China could materially and adversely affect our business and results of operations.

We may be unable to manage our growth effectively.

We plan to expand our operations by growing our client base, expanding service offerings, extending our geographic coverage, and increasing our professional coordination capabilities. This growth may place significant demands on our management, operational, and financial resources. If we are unable to effectively manage this growth, our service quality could suffer, we may fail to meet client expectations, and our business and results of operations could be adversely affected. Our current infrastructure and personnel may be insufficient to support rapid growth without additional investment.

Cybersecurity risks and data privacy regulations could adversely affect our operations and expose us to liability.

Our operations rely on technology infrastructure to deliver services, communicate with clients and vendors, and manage our business operations. We are subject to PRC data privacy and cybersecurity laws, including the PRC Cybersecurity Law, the Data Security Law, and the Personal Information Protection Law. A cybersecurity breach, data leak, or failure to comply with applicable data protection regulations could result in significant liability, reputational harm, regulatory penalties, and loss of client trust. The costs of maintaining and improving our cybersecurity measures may also increase over time.

We do not maintain key person life insurance for our sole officer and director.

We are heavily dependent on Mr. Yunfeng Cui, our sole Director, Chief Executive Officer and Chief Financial Officer, for the management and strategic direction of our company. We do not maintain key person life insurance on Mr. Cui. The loss of the services of Mr. Cui could significantly disrupt our business operations and strategy, and we may not be able to find a suitable replacement in a timely manner, or at all, which could have a material adverse effect on our business, financial condition, and results of operations.

Our director has other business interests, which may create conflicts of interest and limit the time he devotes to our business.

Mr. Yunfeng Cui serves as a director or officer of other companies, including Yingda Jishi (Shandong) Enterprise Management Co., Ltd., Guanghui Holdings (Shenzhen) and Guanghui Enterprise Consulting (Shenzhen), an entity under common control with us. Mr. Cui devotes approximately 60% of his business time to our affairs, and his other commitments may limit his availability to us. Our sole director may face conflicts of interest in allocating his time between us and these other businesses, in pursuing business opportunities that may be suitable for both us and these other businesses, and in approving transactions between us and entities in which he has an interest. We have not adopted a formal policy for the review and approval of related party transactions and have no independent directors to review such transactions. Any such conflict that is resolved in a manner unfavorable to us could adversely affect our business and results of operations.

One individual serves as both our principal executive officer and principal financial officer, and we have no independent directors or audit committee, which limits oversight of our management and financial reporting.

Mr. Yunfeng Cui serves as our sole director and as our Chief Executive Officer and Chief Financial Officer, and he is not independent. We do not have an audit committee, compensation committee or nominating committee, and because our Common Stock will be quoted on the OTCQB rather than listed on a national securities exchange, we are not required to have independent directors or such committees. As a result, there is no independent review of the decisions of our management, including decisions regarding financial reporting, internal controls, executive compensation and related party transactions, and the same individual who prepares our financial statements also certifies them. This lack of independent oversight increases the risk that errors, irregularities or conflicts of interest will not be detected and may make it more difficult for us to remediate our material weaknesses in internal control over financial reporting.

Our principal executive offices are located outside the United States, which may make it difficult for U.S. investors to enforce their legal rights.

Our principal operations are conducted in Qingdao, Shandong Province, China, and substantially all of our assets are located in the PRC. Our sole director and officer, Mr. Yunfeng Cui, resides in the PRC. As a result, it may be difficult for investors in the United States to enforce their legal rights, to effect service of process within the United States upon our sole director and officer or our PRC subsidiaries, or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties under United States securities laws against him or our assets. The PRC does not have a treaty with the United States providing for the reciprocal recognition and enforcement of court judgments, and PRC courts may not recognize or enforce judgments of U.S. courts, including judgments predicated on the civil liability provisions of U.S. federal securities laws. Investors may instead be required to bring original actions in the PRC, where the outcome would be uncertain and governed by PRC law. See “Enforceability of Civil Liabilities.”

Risks Related to Doing Business in China

Our and our subsidiary’s operations in China are governed by PRC laws and regulations, and risks and uncertainties with respect to the PRC legal system could adversely affect us.

Our PRC operating subsidiary, Guanghui, is incorporated under and governed by the laws of the PRC. The PRC legal system is a civil law system based on written statutes with limited precedential value from prior court decisions. Since these laws and regulations are relatively new and continue to rapidly evolve, the interpretations of many laws, regulations and rules and enforcement thereof involve uncertainties. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights. Furthermore, administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources. The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations at any time.

Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

The PRC Foreign Investment Law (the “PRC FIL”) and its Implementation Regulations, effective from January 1, 2020, specify that foreign investments shall be conducted in line with the “negative list” issued by the State Council. While we do not operate in an industry currently subject to foreign investment restrictions in China, it is uncertain whether our industry will be named in an updated “negative list” in the future. If our industry is added to the “negative list,” or if PRC regulatory authorities otherwise decide to limit foreign ownership in our industry and/or disallow our holding company structure, we would be unable to do business in China as currently structured, which could have a material adverse impact on our business, operations, and ability to raise capital.

Changes in economic, political or social conditions or government policies in China and globally, or uncertainties in international trade and rising political tensions, particularly between the U.S. and China, could have a material adverse effect on our business.

We conduct substantially all of our operations in China, and substantially all of our revenue is derived from our operations in China. Recently, there have been rising political tensions between the U.S. and China, including tariffs and trade restrictions. The U.S. Department of the Treasury issued the Outbound Investment Rule, effective January 2, 2025, imposing restrictions on U.S. investments in companies associated with countries of concern, including China. Although we do not believe we are a covered foreign person subject to the Outbound Investment Rule, we cannot assure you that contradictory interpretations will not be made. Rising political tensions could reduce levels of trade, investment, and economic activities between the United States and China, and could cause investors to be unwilling to hold or buy our Common Stock, which would have a material adverse effect on our business and the trading price of our Common Stock.

Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirements, or otherwise restrict our ability to offer securities and raise capital outside China.

The PRC government has initiated regulatory actions including the Regulation on the Protection of the Security of Critical Information Infrastructure, the Cyber Data Security Regulations (effective January 1, 2025), and the Measures for Cybersecurity Review. We believe these regulations are not currently applicable to us. However, uncertainties remain as to how they will be interpreted or implemented. Any actions by the PRC government to exert stricter regulation over offerings conducted overseas or foreign investment in companies with operations in China could significantly limit or completely hinder our ability to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The applicability of PRC overseas offering and listing regulations to this Offering remains subject to interpretation, and any determination that we are required to obtain approvals or complete filings could adversely affect our business and this Offering.

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, either directly or indirectly, are required to complete filing procedures with the CSRC within three working days after the submission of the application for an overseas offering or listing.

We believe that neither this Offering nor the quotation of our Common Stock on the OTCQB marketplace constitutes an overseas offering or listing that is currently subject to the CSRC filing requirements under the Trial Measures. Pursuant to the CSRC’s Guidelines for the Application of Regulatory Rules No. 7 – Overseas Offerings and Listings, quotation on the OTCQB marketplace, as an overseas over-the-counter market, is not currently subject to the filing requirements under the Trial Measures. However, if we pursue a future listing of our Common Stock on a national securities exchange, including Nasdaq, we expect that we would be required to comply with the applicable CSRC filing requirements for overseas offerings and listings then in effect. Accordingly, we have not submitted a filing with the CSRC in connection with this Offering.

However, there remains uncertainty regarding the interpretation, implementation, and enforcement of the Trial Measures and other applicable PRC laws and regulations. If the CSRC or other PRC regulatory authorities subsequently determine that we are required to obtain approvals, complete filings, or satisfy other regulatory requirements in connection with this Offering or our OTCQB quotation, we cannot assure you that we would be able to do so in a timely manner or at all. Failure to complete a required filing may result in an order to rectify, warnings and fines of between RMB1 million and RMB10 million, fines on our directly responsible management, and orders to suspend this Offering, and could subject us to other regulatory actions, sanctions, restrictions on our operations, or penalties, which could materially and adversely affect our business, financial condition, results of operations, and the value of our Common Stock.

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor.

The United States enacted the Holding Foreign Companies Accountable Act (the “HFCAA”) in December 2020. Trading in our securities on U.S. markets may be prohibited if the PCAOB determines that it is unable to inspect or investigate completely our auditor for two consecutive years. As of the date of this prospectus, our independent registered public accounting firm is headquartered in the United States, is registered with the PCAOB, and is subject to regular PCAOB inspections. The PCAOB has not issued any determination that it is unable to inspect or investigate completely our auditor.

However, whether the PCAOB will continue to be able to conduct inspections and investigations of PCAOB-registered public accounting firms to its satisfaction is subject to uncertainty and depends on a number of factors outside our control and the control of our auditor. If in the future the PCAOB determines that it is unable to inspect or investigate completely our auditor and we are identified as a Commission-Identified Issuer for the requisite period under the HFCAA, trading in our securities could be prohibited. Such a prohibition would materially and adversely affect the liquidity and market price of our Common Stock and could cause the value of our Common Stock to significantly decline or become worthless.

We rely on dividends and other distributions from our PRC subsidiary to fund our cash requirements, and any regulation or limitation on such payments could have a material adverse effect on our business.

Aupenheim Holdings Inc. is a Delaware holding company that relies on dividends and distributions from our PRC subsidiary, Guanghui, through our Hong Kong and WFOE intermediaries, for our cash requirements. PRC regulations permit our PRC subsidiary to pay dividends only out of accumulated profits, and require it to set aside at least 10% of after-tax profits to fund a statutory reserve until such reserve reaches 50% of registered capital. A withholding tax at a rate of 10% applies to dividends payable by Chinese companies to non-PRC resident enterprises unless reduced under applicable treaties. The PRC government may strengthen capital controls from time to time. Any limitation on our PRC subsidiary’s ability to pay dividends could materially and adversely limit our ability to grow, make investments, pay dividends, or otherwise fund our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may restrict or delay us from using the proceeds of this Offering to fund our PRC subsidiary.

Any funds we transfer to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. Capital contributions are subject to registration with SAMR or its local counterpart and a SAFE-authorized bank. Foreign loans procured by our PRC subsidiary must be registered with SAFE or its local branches. These requirements may restrict or delay us from using offering proceeds to fund our business operations in China.

If we fail to complete the registrations and capital contributions required for our reorganization, we may be unable to fund, or receive distributions from, our PRC subsidiaries.

We completed a reorganization in 2026 under which Aupenheim Holdings Inc. became the indirect parent of Guanghui through Aupenheim HK and Aupenheim WFOE. The reorganization requires, among other things, registration of Aupenheim WFOE and of the transfer of Guanghui’s equity interests with SAMR or its local counterpart, foreign exchange registration of the foreign direct investment with a SAFE-authorized bank, completion of SAFE Circular 37 registrations by our PRC-resident beneficial owners, and payment of the registered capital of Aupenheim WFOE. We are in the process of completing these post-reorganization filings and registrations. If any of these steps is not completed in a timely manner, or if PRC authorities challenge the reorganization, we may be unable to contribute capital or make loans to our PRC subsidiaries, our PRC subsidiaries may be unable to pay dividends to us, and we may be subject to fines or other penalties.

Statutory requirements on currency conversion may limit our foreign exchange transactions.

The PRC government imposes statutory requirements on the convertibility of the Renminbi into foreign currencies. We receive substantially all of our revenues in Renminbi. While payments of current account items can be made in foreign currencies without prior SAFE approval, approval or registration is required for capital expenses. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuations in exchange rates could have an adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar may fluctuate significantly. All of our revenue and costs are denominated in Renminbi. Any significant revaluation of Renminbi may adversely affect our revenues, earnings and financial position. To the extent we need to convert U.S. dollars from this Offering into Renminbi for operations, appreciation of the Renminbi would reduce the Renminbi amount we receive. Conversely, depreciation of Renminbi may reduce the U.S. dollar equivalent of our earnings. Very limited hedging options are available in China.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties.

SAFE Circular 37 requires PRC residents to register with SAFE or a designated bank in connection with their establishment or control of an offshore entity for overseas investment or financing, and to update their registrations upon certain material changes. Mr. Yunfeng Cui, our sole director and principal beneficial owner, and Ms. Jingjing Xiang, a beneficial owner of our sole shareholder, are PRC residents subject to these requirements. As of the date of this prospectus, Mr. Cui and Ms. Xiang are in the process of completing their SAFE Circular 37 registrations. We cannot assure you that they will complete, or timely update, these registrations. We may not be informed of the identities of all PRC individuals holding direct or indirect interest in our company, nor can we compel beneficial owners to comply. Any failure may subject us to fines or legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiary’s ability to distribute dividends or obtain foreign exchange-denominated loans.

In addition, on May 5, 2026, the State Council promulgated the Provisions of the State Council on Outbound Investment (State Council Order No. 837, the “Outbound Investment Provisions”), which became effective on July 1, 2026. The Outbound Investment Provisions are the first administrative regulations of the State Council governing outbound investment generally. They expressly treat PRC resident individuals, as well as PRC enterprises and other organizations, as “investors.” They apply to the direct or indirect acquisition of ownership, control, management rights or other interests in enterprises or assets outside mainland China, and investments in Hong Kong are administered by reference to them. Investors must complete applicable approval or filing, information reporting and cross-border funds registration procedures, and must submit truthful materials. If an investor fails to complete required approval or filing procedures, it may be ordered to correct the failure and its illegal gains may be confiscated. It may also be fined between 0.1% and 0.5% of the investment amount. If it fails to correct the failure, it may be ordered to stop the investment and dispose of the relevant equity or assets within a set period, and may be fined between 0.5% and 1% of the investment amount. Responsible persons may be fined between RMB20,000 and RMB50,000. Authorities may also refuse the investor’s applications for up to three years, or bar it from outbound investment for one to three years. The Outbound Investment Provisions also establish a security review regime for outbound investments, and for transfers or dispositions of related assets and interests, that affect or may affect national security. Failure to cooperate may result in a prohibition on outbound investment or an order to dispose of existing investments. The Outbound Investment Provisions further impose ongoing obligations on investors relating to governance, internal controls, export control, cross-border data and fair competition.

The NDRC and MOFCOM have not yet issued detailed implementing rules for outbound investment by PRC resident individuals, which the Outbound Investment Provisions require them to formulate. It is therefore uncertain whether SAFE Circular 37 registration will continue to be sufficient for PRC resident individuals holding interests in offshore holding companies such as ours. It is also uncertain whether Mr. Cui, Ms. Xiang or other PRC resident shareholders will be required to complete additional approval, filing or reporting procedures for their existing interests in us, or for future changes to them, such as share transfers, the issuance of shares in this Offering or reinvestment. If they are required to do so and fail to do so in a timely manner, or at all, they may be subject to the fines and other penalties described above, including orders to dispose of their interests in us. These consequences could result in a change of control, restrict our ability to inject capital into or receive distributions from our PRC subsidiaries, adversely affect our ability to raise capital outside China, and cause the value of our Common Stock to decline significantly.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” subject to 25% enterprise income tax on global income. We believe we are not a PRC resident enterprise. However, if the PRC tax authorities determine otherwise, we would be subject to PRC enterprise income tax on worldwide income, and required to withhold 10% tax from dividends to non-resident enterprise shareholders. Non-resident shareholders may also be subject to PRC tax on gains from the sale of our Common Stock.

The discontinuation of, or our failure to qualify for, preferential tax treatment could increase our tax expense.

The statutory PRC enterprise income tax rate is 25%. Our effective tax rate was approximately 12.2% for fiscal 2026 and 5.7% for fiscal 2025, reflecting preferential tax treatment available to Guanghui as a small low-profit enterprise. Eligibility for this treatment depends on Guanghui meeting thresholds relating to its taxable income, number of employees and total assets, and the treatment is subject to periodic review and change by PRC tax authorities. If Guanghui ceases to qualify, for example as a result of growth in our business, or if the preferential policy is reduced or discontinued, our tax rate could increase up to 25%, which would reduce our net income. In addition, PRC tax authorities could challenge our eligibility for prior periods and require us to pay additional taxes, late fees and penalties.

Inflation and increases in labor costs in China could adversely affect our profitability and growth.

The economy in China has experienced increases in inflation and labor costs. We are required by PRC laws to pay various statutory employee benefits, including pension, housing fund, medical insurance, and other social insurance. We expect labor costs will continue to increase. Unless we can control our labor costs or pass them on by increasing service fees, our financial condition and results of operations may be adversely affected.

Failure to make adequate contributions to employee social insurance and housing provident funds as required by PRC law may subject us to penalties.

PRC laws and regulations require employers to make contributions for their employees to various social insurance plans, including pension, medical, unemployment, work-related injury and maternity insurance, and to housing provident funds, based on the employees’ actual wages up to a maximum amount set by local authorities. We have not made full contributions to the social insurance plans and housing provident funds for all of our employees as required under PRC law. We are in the process of paying the outstanding contributions, but as of the date of this prospectus we have not fully paid them, and we cannot assure you that our provisions will be sufficient. If PRC authorities determine that we have not made adequate contributions, we may be required to pay the outstanding amounts, late fees of 0.05% per day of the outstanding amount, and fines of one to three times the outstanding amount, and employees may bring claims against us. Any such payments, fines or claims could adversely affect our financial condition and results of operations.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny and negatively impact the trading price of our Common Stock.

Litigation and negative publicity surrounding China-based U.S.-listed companies have negatively impacted stock prices. Various research organizations have published reports examining corporate governance, related party transactions, and financial statements, leading to investigations and listing suspensions. Any similar scrutiny of us could result in diversion of management resources, costs to defend ourselves, volatility in trading price, and increased insurance premiums.

Risks Related to Our Common Stock and This Offering

The offering price of our shares has been determined by us and may not reflect the actual value of your investment.

The offering price of $0.8 per share has been established by us and bears no direct relationship to our assets, book value, potential future earnings, or any other conventional valuation metrics. This offering price has not been determined based on independent appraisals or established market valuations for comparable companies. You may not be able to resell your shares at or above the price you paid, and you could lose a significant portion or all of your investment.

The market price of our Common Stock may be volatile and subject to significant fluctuations.

The market price of our Common Stock following this Offering may be highly volatile. Fluctuations may occur due to general market and economic conditions, changes in our operating performance, significant sales or issuances of our Common Stock, and changes in regulatory requirements or legal developments. These factors may cause rapid changes unrelated to our actual operating performance or underlying business fundamentals.

Because there are no minimum proceeds we can receive from this Offering, we may not raise sufficient capital to implement our planned business.

We are making our Offering on a best-efforts basis and there is no minimum amount of proceeds we may receive. Funds raised will not be held in trust or escrow. In the event we do not raise sufficient capital to implement our planned operations, your entire investment could be lost.

If we are designated a “shell company,” your ability to resell your shares will be significantly limited.

All presently outstanding shares are “restricted securities” under Rule 144 of the Securities Act. Rule 144 imposes significant restrictions on resale of securities issued by “shell companies.” Although we do not believe we are a “shell company,” the SEC could raise questions regarding this classification. If our classification were to change, shareholders would be unable to sell shares under Rule 144 until certain conditions are met, including a minimum six-month waiting period, significantly impairing liquidity.

Our Common Stock will not be registered under the Exchange Act prior to the effective date; thus, we will only be subject to the reporting obligations imposed by Section 15(d) of the Exchange Act.

We will only be subject to Section 15(d) of the Exchange Act, which allows suspension of reporting obligations based on having fewer than 300 shareholders of record. Investors will not have access to information found in an Exchange Act registration statement, the proxy rules under Section 14 of the Exchange Act and the beneficial ownership reporting and short-swing profit provisions of Section 16 of the Exchange Act would not apply, and most tender offer rules under Regulation 14E would be inapplicable.

There is currently no public trading market for our Common Stock, and an active market may not develop or be sustained after this Offering.

Prior to this Offering, there has been no public market for our Common Stock. We intend to apply to have our Common Stock quoted on the OTCQB marketplace. However, there is no assurance that a trading market will develop or, if developed, that it will be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares.

Our Common Stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our Common Stock may be deemed to be a “penny stock” as that term is defined in Rule 3a51-1 of the Securities Exchange Act of 1934. Penny stocks are stocks that trade at a price less than $5.00 per share, are not listed on a national securities exchange, and have limited net tangible assets. Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stock markets. These requirements may reduce the number of potential investors willing to purchase our shares and may adversely affect the trading price and liquidity of our Common Stock.

If our Common Stock is not eligible for deposit and clearing through DTC, or if state securities laws restrict resales, your ability to sell your shares may be limited.

Shares sold in this Offering will be issued in book-entry form through the Direct Registration System maintained by our transfer agent. To be deposited with a brokerage firm and traded electronically, our Common Stock must be eligible for deposit, book-entry delivery and clearing through The Depository Trust Company (“DTC”). We intend to seek DTC eligibility in connection with the quotation of our Common Stock on the OTCQB, but there is no assurance that DTC will grant eligibility, or that DTC will not later impose a deposit or other restriction (a “chill”) on our shares. If our shares are not DTC-eligible, many brokerage firms may decline to accept them for deposit or to execute trades in them. In addition, we have not registered or qualified the offer or resale of our shares under the securities laws of any U.S. state, and resales of our shares may be restricted in states where no exemption from state registration is available. These factors could significantly limit the liquidity of our Common Stock and your ability to sell your shares.

Mr. Yunfeng Cui will continue to have significant influence over our company after this Offering.

As of the date of this prospectus, all of our outstanding Common Stock is held by OPPENHEIM Holdings Limited, a British Virgin Islands company owned by Mr. Yunfeng Cui (54.45%), Ms. Jingjing Xiang (45.00%) and Mr. Yuxiao Jia (0.55%). As a result of his majority ownership interest in, and his ability to control the composition of the board of directors of, OPPENHEIM Holdings Limited, Mr. Cui has the power to direct the voting and disposition of, and may be deemed to beneficially own, all 18,000,000 shares of our outstanding Common Stock. Assuming all 2,000,000 shares offered hereby are sold, those shares would represent approximately 90.0% of our outstanding Common Stock. On a look-through basis, the indirect economic interests of Mr. Cui, Ms. Xiang and Mr. Jia in our Common Stock would be approximately 49.01%, 40.50% and 0.50%, respectively.

Through his ownership interest in OPPENHEIM Holdings Limited, Mr. Cui will continue to have the power to significantly influence the voting and disposition of a substantial portion of our outstanding Common Stock following this Offering. Together, our principal stockholders will continue to beneficially own approximately 90% of our outstanding Common Stock after this Offering.

As a result, our principal stockholders will be able to significantly influence matters requiring stockholder approval, including the election of directors and the approval of amendments to our certificate of incorporation and bylaws, mergers, sales of assets and other significant corporate transactions. Their interests may differ from those of our other stockholders, and investors purchasing shares in this Offering may have limited ability to influence the outcome of matters submitted to a vote of stockholders.

We do not intend to pay dividends on our Common Stock in the foreseeable future.

We currently intend to retain any future earnings, if any, to fund the development and growth of our business. We do not intend to pay any cash dividends in the foreseeable future. As a result, investors in our Common Stock will not be able to receive a return on their investment unless they sell their shares at a price greater than their purchase price.

Future sales of our Common Stock by existing shareholders could depress the market price of our Common Stock.

Sales of substantial amounts of our Common Stock in the public market after this Offering, or the perception that such sales could occur, could adversely affect the prevailing market price of our Common Stock and impair our ability to raise additional capital through the sale of equity securities. Shares held by our existing shareholders may become available for sale in the public market after applicable lock-up periods expire or upon compliance with Rule 144 under the Securities Act.

We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements, including reduced disclosure obligations regarding executive compensation, exemptions from the requirements of holding non-binding advisory votes on executive compensation, and delayed adoption of new accounting standards. We have elected to use this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public companies that are not emerging growth companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period. Consequently, our financial statements may not be comparable to those of companies that comply with new or revised accounting standards as of public company effective dates, which may make it more difficult for investors and securities analysts to evaluate our results of operations and may cause our Common Stock to be less attractive to investors. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our management has identified material weaknesses in our internal control over financial reporting, which could affect the reliability of our financial statements.

In connection with the audit of our consolidated financial statements for the fiscal years ended June 30, 2026 and 2025, our management identified material weaknesses in our internal control over financial reporting, consisting of (i) a lack of accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements and (ii) a lack of segregation of duties, as our Chief Executive Officer also serves as our Chief Financial Officer and we have limited accounting staff. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. To remediate these material weaknesses, we plan to hire additional accounting personnel with U.S. GAAP and SEC reporting experience, engage outside consultants, and adopt written financial reporting policies and procedures, at an estimated annual cost of approximately $96,000, by June 30, 2027. We cannot assure you that these measures will be sufficient to remediate the material weaknesses or that additional material weaknesses will not be identified. If we are unable to remediate these material weaknesses, the accuracy and timeliness of our financial reporting may be adversely affected, which could result in a loss of investor confidence and a decline in our stock price.

You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase.

The offering price per share of our Common Stock is substantially higher than the net tangible book value per share of our Common Stock outstanding immediately after this Offering. If you purchase shares in this Offering, you will suffer immediate and substantial dilution of approximately the difference between the offering price per share and the pro forma net tangible book value per share after this Offering. In addition, if we issue additional shares or stock options in the future, you will experience further dilution.

We have broad discretion over the use of the net proceeds from this Offering, and we may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations, plans, objectives, assumptions or forecasts regarding future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements may be identified by the use of words or phrases such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions, although not all forward-looking statements contain these identifying words.

These forward-looking statements include statements relating to, among other things, our business and growth strategies, results of operations, financial condition, liquidity, capital requirements, use of proceeds, competitive position, regulatory environment, and plans to develop and expand our conference event planning and execution coordination services and operations. You should carefully consider these statements and understand that they are subject to numerous risks, uncertainties and assumptions, many of which are beyond our control. Actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements.

Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to:

●	assumptions regarding our future financial and operating results, including our revenue, expenses, profitability, cash flows, cash balances, working capital and other financial items;

●	our ability to continue as a going concern, generate sufficient revenue, collect amounts due from related parties, obtain additional financing when needed and meet our future capital requirements;

●	our ability to implement our business and growth strategies, including expanding our client base and geographic coverage, deepening and expanding our service offerings, exploring complementary service offerings, increasing our professional coordination capabilities and strengthening our brand and market position;

●	our ability to attract new clients, retain existing clients, maintain client relationships and reduce our dependence on a small number of customers;

●	our ability to successfully provide comprehensive conference event planning and execution coordination services across the full lifecycle of conference and event organization;

●	our ability to maintain and expand a high-quality network of third-party vendors and to sustain our asset-light, pure-service-fee business model;

●	our ability to respond to changes in client preferences, business conditions and demand for conference and event coordination services;

●	our ability to compete effectively in the conference, event planning and event coordination services market in China;

●	our ability to attract, develop and retain qualified management personnel, professional event coordinators and other employees necessary to operate and develop our business, and our dependence on our sole director, Chief Executive Officer and Chief Financial Officer, Mr. Yunfeng Cui;

●	our ability to manage our growth effectively and make appropriate investments in personnel, technology, marketing, compliance and operational infrastructure;

●	our ability to protect our brand, business processes and other intellectual property;

●	our ability to prevent cybersecurity incidents, data breaches and other disruptions affecting our information systems or the systems on which we rely;

●	our ability to obtain, maintain and renew the licenses, permits and approvals required for the business operations of our PRC operating subsidiary, Guanghui, and to comply with applicable laws and regulations relating to cybersecurity, data security, personal information protection, employment, taxation, intellectual property and other aspects of our business;

●	risks associated with our holding company structure, including that investors are purchasing equity interests in a Delaware holding company and not in our PRC operating subsidiary;

●	economic, political, legal, regulatory and social conditions in China and globally, including changes in government policies and uncertainties regarding the interpretation and enforcement of PRC laws and regulations;

●	actions by the PRC government to exercise oversight, discretion or control over companies operating in China, including actions that could affect our operations, corporate structure, ability to raise capital or ability to offer securities to investors;

●	the applicability, interpretation, implementation and enforcement of PRC regulations relating to overseas securities offerings and listings, including the Trial Measures and any requirement to obtain regulatory approvals or complete filings with the CSRC or other PRC governmental authorities in connection with this Offering or the quotation of our Common Stock on the OTCQB;

●	the applicability of PRC cybersecurity review requirements to our business or this Offering, including changes in the nature or scale of our data processing activities or in the applicable regulatory framework;

●	uncertainties relating to international trade, political tensions and economic relations between the United States and China, including tariffs, trade restrictions, sanctions, export controls, the Outbound Investment Rule and other investment restrictions and regulatory developments;

●	restrictions on the ability of our PRC subsidiaries to transfer cash, pay dividends or make other distributions to us, and PRC regulation of loans and capital contributions that may restrict or delay our use of the proceeds of this Offering to fund our PRC subsidiaries, including restrictions relating to currency conversion, statutory reserves, withholding taxes and governmental approvals or registrations;

●	the possibility that we may be treated as a PRC resident enterprise for PRC enterprise income tax purposes;

●	fluctuations in foreign currency exchange rates, particularly changes in the value of the Renminbi against the U.S. dollar;

●	increases in labor, vendor, marketing, technology, professional services, public company reporting, regulatory compliance and other operating costs;

●	the impact of economic downturns, market volatility, inflation or other unfavorable business conditions on demand for our services and our results of operations;

●	our ability to establish and maintain effective disclosure controls and procedures and internal control over financial reporting given our limited accounting personnel and other resources;

●	our ability to comply with the reporting obligations under Section 15(d) of the Exchange Act and other obligations applicable to public companies in the United States;

●	the ability of the PCAOB to inspect or investigate completely our independent registered public accounting firm, TQ International, PLLC, and the potential application of the HFCAA;

●	our ability to obtain and maintain quotation of our Common Stock on the OTCQB Venture Market or another trading market, including our ability to engage a market maker to file an application for such quotation;

●	whether a public trading market for our Common Stock will develop or, if developed, will be sustained;

●	the potential liquidity, market price and trading volume of our Common Stock, including the potential application of the “penny stock” rules;

●	our expectations regarding our status as an emerging growth company and our use of exemptions available to companies with that status;

●	our expectations concerning the amount, timing and use of the proceeds from this Offering;

●	the number of shares of Common Stock sold in this self-underwritten, best-efforts Offering of up to 2,000,000 shares at a fixed price of $0.80 per share, which has no minimum, and whether the proceeds received will be sufficient to implement our planned business activities;

●	the arbitrary determination of the offering price and the immediate and substantial dilution experienced by investors purchasing Common Stock in this Offering;

●	our management’s discretion in applying the net proceeds from this Offering and the possibility that such proceeds may not be used effectively;

●	our expectations concerning the payment of dividends on our Common Stock;

●	future sales or issuances of our Common Stock and the effect of such sales or issuances on the market price of our Common Stock;

●	changes in applicable U.S., PRC or other laws, rules and regulations; and

●	other assumptions, risks and uncertainties described in this prospectus, including those discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus.

We caution you not to place undue reliance on any forward-looking statements. Any forward-looking statement contained in this prospectus speaks only as of the date on which it is made. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, changes in circumstances or otherwise, except as required by applicable law. You should read this prospectus and the documents referred to in this prospectus completely and with the understanding that our actual future results may differ materially from what we currently expect.

ENFORCEABILITY OF CIVIL LIABILITIES

Aupenheim Holdings Inc. is incorporated in the State of Delaware. However, we conduct all of our operations in the PRC through our indirect subsidiary, Guanghui. Our sole director and officer, Mr. Yunfeng Cui, resides in the PRC and substantially all of our assets are located there. There is no treaty between the U.S. and the PRC providing for reciprocal enforcement of judgments.

Service of process. Although investors may effect service of process on Aupenheim Holdings Inc. through our registered agent in Delaware, it may be difficult or impossible for investors to effect service of process within the United States upon our sole director and officer, Mr. Yunfeng Cui, or upon our PRC subsidiaries. Service of process on persons and entities in the PRC must generally be made in accordance with the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters and applicable PRC law, which may be time-consuming and uncertain, and PRC law restricts service by methods, such as direct mail, that may be permitted in the United States. In addition, because substantially all of our assets are located in the PRC, even if investors obtain a judgment against us or our sole director and officer in a U.S. court, it may be difficult to enforce that judgment against such assets.

Recognition and enforcement of U.S. judgments in the PRC. We have been advised by our PRC counsel, Jun Nan Law Firm, that there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (ii) entertain original actions brought in the PRC against us or our directors and officers predicated upon the securities laws of the United States or any state thereof. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. Because the PRC does not have any treaty or other form of written arrangement with the United States providing for the reciprocal recognition and enforcement of foreign judgments, and the application of reciprocity principles to U.S. judgments remains limited and uncertain, there is no assurance that a PRC court would recognize or enforce a judgment rendered by a U.S. court.

Limitations under PRC law. In addition, under the PRC Civil Procedure Law, PRC courts will not recognize or enforce a foreign judgment if they determine that the judgment violates the basic principles of PRC law or the sovereignty, security or social and public interests of the PRC. PRC courts may also refuse recognition where, among other things, the foreign court lacked jurisdiction under PRC law, the defendant was not duly served or given a reasonable opportunity to be heard, the judgment is not final, or the judgment conflicts with a judgment or ruling of a PRC court on the same dispute. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a U.S. court, including a judgment predicated upon the civil liability provisions of the U.S. federal securities laws.

Original actions in the PRC. If U.S. investors are unable to enforce a U.S. judgment in the PRC, they may need to bring an original action in a PRC court. Our PRC counsel has advised us that a foreign shareholder may bring an action against a company or individual in the PRC based on PRC law if the shareholder can establish sufficient nexus to the PRC for a PRC court to have jurisdiction and the claim otherwise meets the conditions for filing a case under the PRC Civil Procedure Law. However, it would be difficult for U.S. investors to establish such a nexus by virtue only of holding our Common Stock, and PRC courts may not accept claims predicated upon U.S. federal or state securities laws. Even if a PRC court accepts such an action, the outcome would be determined under PRC law, which may provide remedies that are more limited than, or different from, those available under U.S. law, and such proceedings may be protracted and costly. In addition, U.S. regulators, including the SEC and the U.S. Department of Justice, may have difficulty investigating or bringing actions against us or our directors and officers in the PRC, and Article 177 of the PRC Securities Law prohibits overseas securities regulators from directly conducting investigations or evidence collection within the PRC and restricts entities and individuals in the PRC from providing documents and materials relating to securities business activities to overseas parties without PRC government approval.

As a result of the foregoing, investors may be unable to effect service of process upon, or to enforce judgments obtained in U.S. courts against, us or our directors and officers, and may have more difficulty protecting their interests than shareholders of a company whose management and assets are located in the United States. See “Risk Factors — Our principal executive offices are located outside the United States, which may make it difficult for U.S. investors to enforce their legal rights.”

USE OF PROCEEDS

Our offering is being made on a self-underwritten and “best-efforts” basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.8. We estimate that the net proceeds from the sale of the shares offered hereby will be approximately $1,240,500, assuming the sale of 100% of the shares offered, after deducting estimated offering expenses of approximately $359,500.

Our management will have broad discretion in the application of the net proceeds. We intend to use the net proceeds from this Offering as follows:

Use of Proceeds	100% Sold	75% Sold	50% Sold	25% Sold
Business Expansion & Marketing	496,200	336,200	176,200	16,200
Professional Staff Recruitment	248,100	168,100	88,100	8,100
SEC Reporting & Compliance	124,050	84,050	44,050	4,050
Technology & Infrastructure	186,075	126,075	66,075	6,075
General Working Capital Reserve	186,075	126,075	66,075	6,075
TOTAL	1,240,500	840,500	440,500	40,500

The precise amounts and timing of expenditures will depend on numerous factors, including market conditions, the pace of our business development, and cash generated by operations. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds.

DETERMINATION OF OFFERING PRICE

The Offering price of $0.8 per share was arbitrarily determined by our Board of Directors based on our assessment of our current financial condition, limited operating history, industry comparables, and general market conditions. The Offering price does not necessarily bear any direct relationship to our assets, book value, net worth, earnings, or any other established criteria of value. There can be no assurance that the Offering price represents the fair market value of our Common Stock, or that our Common Stock would trade at or above the Offering price if and when a trading market develops.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026:

●	on an actual basis, reflecting the capitalization of Aupenheim Holdings Inc., as retrospectively presented in the consolidated financial statements as if the reorganization had occurred as of June 30, 2026; and

●	on a pro forma basis to give further effect to the issuance and sale by us of 2,000,000 shares of common stock, par value $0.000001 per share, at the fixed offering price of $0.80 per share, after deducting estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included      elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2026
	Actual	Pro Forma (unaudited)
Cash and cash equivalents	16,888	1,257,388
Total debt	-	-
EQUITY
Common stock(1)	18	20
Additional paid-in capital	4,223	1,244,721
Retained earnings	56,785	56,785
Accumulated other comprehensive income	3,626	3,626
Total shareholders’ equity	64,652	1,305,152
Total capitalization(2)	64,652	1,305,152

Note:

(1)	On September 30, 2026, Aupenheim amended its certificate of incorporation to increase its authorized share capital from 100 shares to 100,000,000 shares, effected a 180,000-for-1 forward stock split of its outstanding common stock, increasing the number of outstanding shares from 100 to 18,000,000, and subsequently amended its certificate of incorporation to reduce the par value of its common stock from $0.0000056 to $0.000001 per share. The share and per-share information in the table above has been retroactively adjusted to reflect the stock split and change in par value.

(2)	Net tangible book value as of June 30, 2026 of $64,652 includes amounts due from related parties of $61,900 (comprising $58,952 due from Ms. Jingjing Xiang and $2,948 due from Mr. Yunfeng Cui). These balances were settled in full in October 2026. If these amounts were deducted, as receivables from shareholders generally are under SAB Topic 4E, our net tangible book value as of June 30, 2026 would have been approximately $2,752, or approximately $0.0002 per share, and our pro forma as adjusted net tangible book value would have been approximately $1,243,252, or approximately $0.0622 per share, representing dilution of approximately $0.7378 per share to new investors.

DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock and do not expect to pay any cash dividends in the foreseeable future. We intend to retain any future earnings to finance the growth and development of our business. Any return on investment in our Common Stock will depend solely on appreciation in the price of our Common Stock. Any future determination to pay dividends will be at the discretion of our Board of Directors.

DILUTION

Dilution represents the difference between the Offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

Our net tangible book value as of June 30, 2026 was approximately US$64,652, or approximately $0.0036 per share of Common Stock, based on 18,000,000 shares of common stock outstanding. After giving effect to the sale of 2,000,000 shares of Common Stock in this Offering at the Offering price of $0.80 per share for aggregate gross proceeds of $1,600,000, and after deducting estimated offering expenses of approximately $359,500, our pro forma as adjusted net tangible book value as of June 30, 2026 would have been approximately $1,305,152, or approximately $0.0653 per share. This represents an immediate increase in net tangible book value of approximately $0.0617 per share to our existing stockholders and an immediate dilution of approximately $0.7347 per share to new investors purchasing shares in this Offering.

Net tangible book value as of June 30, 2026 of $64,652 includes amounts due from related parties of $61,900 (comprising $58,952 due from Ms. Jingjing Xiang and $2,948 due from Mr. Yunfeng Cui). These balances were settled in full in October 2026. If these amounts were deducted, as receivables from shareholders generally are under SAB Topic 4E, our net tangible book value as of June 30, 2026 would have been approximately $2,752, or approximately $0.0002 per share, and our pro forma as adjusted net tangible book value would have been approximately $1,243,252, or approximately $0.0622 per share, representing dilution of approximately $0.7378 per share to new investors.

Without giving effect to the deduction of the amounts due from related parties described above, the following table illustrates the dilution on a per-share basis, assuming the sale of 100% of the shares offered:

Offering price per share	0.8
Net tangible book value per share before the Offering	0.0036
Increase in net tangible book value per share attributable to new investors	0.0617
Pro forma net tangible book value per share after the Offering	0.0653
Dilution per share to new investors	0.7347

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2026, the number of shares of Common Stock purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholders and by new investors purchasing shares in this Offering:

	Shares Purchased	Total Consideration	Average Price Per Share
Existing Stockholders	18,000,000	100	0.000006
New Investors	2,000,000	1,600,000	0.80
Total	20,000,000	1,600,100	0.080005

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Aupenheim Holdings Inc. is a holding company incorporated in the State of Delaware. We conduct our operations in China through our PRC operating subsidiary, Guanghui Century (Shandong) Enterprise Management Co., Ltd. (“Guanghui”), which was incorporated in the PRC on January 2, 2018 and is headquartered in Qingdao, Shandong Province. Unless the context otherwise requires, references to “we,” “us,” “our” and the “Company” are to Aupenheim Holdings Inc. and its subsidiaries and, when describing our business and results of operations, to the business and operations of Guanghui.

We are a professional conference coordination services provider in China. We act solely as a coordinator and planner, managing the lifecycle of client events from concept design through vendor sourcing, on-site execution and post-event deliverables. We do not purchase, own or lease event-related physical assets and we do not advance or guarantee third-party vendor costs. Venues, caterers, equipment suppliers, photographers, videographers and decorators contract directly with, and invoice, our clients. Our revenue is derived exclusively from professional coordination and planning service fees charged on a per-event basis. We refer to this as an “asset-light, pure-service-fee” model.

Our total revenue increased from $121,105 for the year ended June 30, 2025 to $188,564 for the year ended June 30, 2026. Our net income for the year decreased from $49,227 for the year ended June 30, 2025 to $7,558 for the year ended June 30, 2026. The increase in revenue reflected a larger slate of delivered conference engagements. The decline in net income reflected a material increase in administrative and staff costs as we expanded delivery capacity.

We derive our revenue exclusively from professional coordination and planning service fees charged to our clients. Our fees are charged on a per-event basis, and our revenue is recorded net of value-added and other applicable sales taxes. Under our standard payment terms, clients are required to remit payment within 90 days following the issuance of our invoice. We recognize revenue at a point in time upon the successful launch and completion of the conference event, consistent with the transfer of control of our services to the client.

Key Factors Affecting Our Results of Operations

We believe the following are the major factors which have affected and may continue to affect our revenue and results of operations:

Demand for conference and event coordination services in China

We generate substantially all of our revenue from conference coordination engagements for corporate and institutional clients in China. Demand for our services is affected by the general economy and by our clients’ budgets for training, seminars and brand events. A slowdown in corporate activity, tighter client spending or fewer in-person events would reduce the number and value of engagements we are able to win.

Customer concentration

We derived 100% of our revenue from three customers in each of the years ended June 30, 2026 and 2025. For the year ended June 30, 2026, these customers accounted for approximately 39.4%, 38.1% and 22.5% of our total revenue, respectively, and for the year ended June 30, 2025, these customers accounted for approximately 43.1%, 37.1% and 19.8% of our total revenue, respectively. One customer, Customer C, accounted for revenue in both fiscal years; the other two fiscal 2026 customers were new in fiscal 2026. The loss of any major customer, a delay in event delivery, or a change in the timing of collections would have a material effect on our revenue, cash flow and results of operations.

Asset-light operating model

Because third-party vendors contract and settle directly with our clients, we do not carry inventories of event assets and we do not bear vendor payable risk. Our results are therefore driven by service fees and by our own operating costs, principally staff, office, travel, advertising and event-support expenses, rather than by gross margin on resold venue or production packages.

Staff costs and ability to retain coordination professionals

Our delivery capacity depends on a small team of coordination professionals. Staff costs were the largest component of the increase in administrative expenses in fiscal 2026. Competition for experienced event coordinators, wage inflation in China and the additional personnel required to support a public-company reporting function may continue to increase our cost base.

Economic, political and regulatory conditions in China

All of our operations are in China and substantially all of our revenue and costs are denominated in Renminbi. Changes in China’s macroeconomic, political or regulatory environment, including policies affecting overseas listings, cross-border cash transfers and data security, could affect our ability to win engagements, collect fees or upstream cash to the Delaware holding company.

Our Results of Operations

Year Ended June 30, 2026 Compared with Year Ended June 30, 2025

The following table sets forth a summary of our results of operations for the years presented, both in absolute amount and as a percentage of total revenue. This information should be read together with our financial statements and related notes included elsewhere in this prospectus.

	2026	2025
	US$	US$
Revenue	188,564	121,105
Selling and distribution expenses	(15,195)	(14,089)
General and administrative expenses	(164,769)	(54,839)
Other income	7	11
Net income before tax	8,607	52,188
Income tax expense	(1,049)	(2,961)
Net income	7,558	49,227

Revenue

The following table sets forth a breakdown of our revenue by customer, in absolute amount and as a percentage of total revenue, for the years indicated. Customer letters are assigned to a given customer and are held constant from year to year. Customers A, B and C accounted for all of our revenue in fiscal 2025, and Customers C, D and E accounted for all of our revenue in fiscal 2026. Customer C was a customer in both fiscal years, and Customers D and E were new customers in fiscal 2026.

	2026		2025
	US$	%	US$	%
Customer A	—	—	52,152	43.1
Customer B	—	—	44,936	37.1
Customer C	74,321	39.4	24,017	19.8
Customer D	71,774	38.1	—	—
Customer E	42,469	22.5	—	—
Total revenue	188,564	100.0	121,105	100.0

Our revenue consists of professional conference coordination and planning service fees. All revenue in both years was recognized at a point in time, upon launch and completion of the related event.

Total revenue increased from $121,105 for the year ended June 30, 2025 to $188,564 for the year ended June 30, 2026, an increase of $67,459, or 55.7%. The increase was mainly due to more conference engagements delivered in fiscal 2026.

Selling and Distribution Expenses

Selling and distribution expenses mainly consist of advertising and business-promotion costs. Selling and distribution expenses amounted to $14,089 and $15,195 for the years ended June 30, 2025 and 2026, respectively. The increase of $1,106, or 7.9%, was primarily attributable to more support for conference coordination.

General and administrative expenses

General and administrative expenses mainly consist of staff costs, office expenses, travel, event-support costs and professional fees. General and administrative expenses amounted to $54,839 and $164,769 for the years ended June 30, 2025 and 2026, respectively. The increase of $109,930, or 200.5%, was primarily attributable to higher staff costs as we expanded the coordination team, together with higher office, travel and event-support costs incurred to deliver more conferences. The increase mainly consisted of $36,888 in staff costs (including salaries, bonuses, allowances and pension contributions); $15,210 in general office expenses; $21,435 in business travel; $28,270 in event-support costs; and $7,879 in professional fees.

Income Tax Expense

Income tax expense amounted to $2,961 and $1,049 for the years ended June 30, 2025 and 2026, respectively. PRC enterprise income tax is computed at a statutory rate of 25% on estimated assessable profits. Our effective tax rate was approximately 5.7% and 12.2% for the years ended June 30, 2025 and 2026, respectively. The effective rates were substantially below the statutory rate of 25% primarily because Guanghui qualified as a small low-profit enterprise under PRC tax rules and was eligible for preferential treatment, under which a portion of its taxable income was subject to a reduced effective rate. This preferential treatment is reflected in the reduced applicable rate of 5% used in the tax rate reconciliation in Note 10 to the consolidated financial statements included elsewhere in this prospectus. The increase in our effective tax rate in fiscal 2026 primarily reflected the tax effect of non-deductible expenses relative to our lower profit before tax. No deferred tax was recognized in either year, as the effect was considered immaterial.

Net income

As a result of the foregoing, our net income decreased from $49,227 for the year ended June 30, 2025 to $7,558 for the year ended June 30, 2026. Although revenue increased by $67,459, this was more than offset by the substantial increase in general and administrative expenses, which rose by $109,930, primarily due to higher staff costs as we expanded the staff team, together with higher business travel, event-support costs, office expenses and professional fees incurred in line with business growth.

Liquidity and Capital Resources

Our use of cash is primarily related to operating activities, including staff costs, office and travel expenses, income taxes and working-capital movements. We have historically financed our operations primarily through cash generated from conference coordination fees, customer prepayments recorded as contract liabilities, and capital contributions from shareholders. We had no bank borrowings and no long-term debt as of June 30, 2026 or 2025.

Going forward, we expect to fund our working capital and other liquidity requirements from various sources, including cash generated from our operations, the US$61,900 collected from related parties in October 2026, the net proceeds from this offering and other equity and debt financings as and when appropriate.

As of June 30, 2026, we had $16,888 in cash and cash equivalents, compared to $137,509 as of June 30, 2025, a decrease of $120,621. Working capital was $64,652 as of June 30, 2026, compared to $53,763 as of June 30, 2025, of which $61,900, or approximately 96%, consisted of unsecured, interest-free amounts due from our controlling shareholder and a then-serving director, which were collected in full in October 2026.

Our total operating expenses were $179,964 for the fiscal year ended June 30, 2026, or an average of approximately $14,997 per month. In addition to our ordinary operating costs, we expect to incur approximately $96,000 per year through June 30, 2027 to remediate the material weaknesses in our internal control over financial reporting, approximately $145,000 per year in other costs of being a public reporting company, and estimated offering expenses of $359,500, of which $273,110 remained unpaid as of Oct 28, 2026. We have no bank borrowings, no long-term debt and no committed credit facility.

Our revenue increased 55.7%, from $121,105 for fiscal 2025 to $188,564 for fiscal 2026. Our operating cash flow decreased from $132,973 generated in fiscal 2025 to $62,052 used in fiscal 2026. Fiscal 2025 operating cash flow was supported by $73,529 of customer prepayments recorded as contract liabilities, and our contract liabilities were nil as of June 30, 2026. We therefore do not expect customer prepayments to provide a comparable source of operating cash in fiscal 2027, and our revenue growth has not generated, and may not generate, positive operating cash flow.

Our cash of $16,888 as of June 30, 2026, together with the $61,900 collected from related parties in October 2026, totals $78,788, which represents approximately five months of our fiscal 2026 operating expense run rate and does not cover our estimated offering expenses.

Mr. Yunfeng Cui, our sole director, Chief Executive Officer and Chief Financial Officer, has orally indicated that he will provide loans or advances to us of up to $500 000 if needed to fund our operations. Because Mr. Cui is our sole director, any such loan would be approved by him without independent review, and we have not adopted a written policy for the review of related party transactions.

The following table presents our selected cash flow data for the years indicated:

	2026	2025
	US$	US$
Cash (used in) generated from operating activities	(62,052)	132,973
Net cash used in investing activities	(61,900)	—
Net cash generated from financing activities	100	4,141
Net (decrease) increase in cash and cash equivalents	(123,852)	137,114
Cash and cash equivalents at beginning of year	137,509	—
Effect of foreign exchange rate changes	3,231	395
Cash and cash equivalents at end of year	16,888	137,509

Operating Activities

Our cash inflow from operating activities was principally from the receipt of conference coordination fees, including amounts collected in advance of event delivery. Our cash outflow used in operating activities was principally for staff costs, office and travel expenses, advertising, event-support costs, income taxes.

For the year ended June 30, 2026, our cash used in operating activities was $62,052, which consisted of our net income of $7,558, the decrease in contract liabilities of $73,529, the increase in tax recoverable of $1,337 and the decrease in tax payable of $2,982, partially offset by the decrease in other receivables of $2,908 and the increase in other payable and accruals of $5,330.

For the year ended June 30, 2025, our cash generated from operating activities was $132,973, which consisted of our net income of $49,227, the increase in contract liabilities of $73,529, the increase in other payable and accruals of $10,585 and the increase in tax payable of $2,982, partially offset by the increase in other receivables of $3,350. Fiscal 2025 cash generation was therefore supported by customer prepayments; fiscal 2026 cash consumption is the counterpart of delivering those prepaid events.

Investing activities

For the year ended June 30, 2026, our net cash used in investing activities was $61,900, representing an loan to related parties of $118,126, offset by repayment from related parties of $56,226. On October 14, 2026 and October 12, 2026, Mr. Cui and Ms. Xiang, respectively, settled in full the amounts due from them of US$2,948 and US$58,952. We had no cash flows from investing activities for the year ended June 30, 2025.

Financing Activities

For the year ended June 30, 2026, our net cash generated from financing activities was $100, representing share issuance proceeds. For the year ended June 30, 2025, our net cash generated from financing activities was $4,141, representing share issuance proceeds. Capital injections were $100 as of June 30, 2026 and $4,141 as of June 30, 2025. In connection with the reorganization, $4,141 was reclassified to additional paid-in capital as of June 30, 2026.

We believe the net proceeds from this offering, together with anticipated cash from operations and the amounts collected from shareholders in October 2026, will be sufficient to fund our planned operations for at least the next 12 months, although there can be no assurance in this regard. If we are unable to raise sufficient capital or generate sufficient operating cash flow, we may be forced to curtail or cease our operations. Cash on hand of $16,888 as of June 30, 2026 is modest relative to annual operating expenses of $179,964, and our revenue remains dependent on a small number of customers.

Capital Expenditures

We incurred no capital expenditure for the years ended June 30, 2026 and 2025. We do not currently have material committed capital expenditures.

Contractual Obligations

We had no material contractual obligations as of June 30, 2026. We have no long-term debt, no finance leases and no material non-cancellable operating-lease commitments.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits. We do not advance or guarantee third-party vendor costs incurred in connection with client events. Vendor invoices for venues, catering, equipment, photography and decoration are issued to, and settled by, our clients. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements.

Critical Accounting Estimates

The preparation of financial statements requires the use of accounting estimates. We need to exercise judgment in applying our accounting policies. We continue to evaluate these estimates and assumptions based on historical experience and other factors, including expectations of future events that may have a financial impact on us and that are believed to be reasonable under the circumstances. Since these estimates and assumptions are subject to significant uncertainties, actual results could be materially different.

Revenue Recognition

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue from conference coordination services is measured based on the consideration specified in the contract, net of value-added and other applicable sales taxes, returns, rebates and discounts, and is recognized when we transfer control of the service to the customer. Our performance obligation is satisfied at a point in time, when the conference or event is launched and delivered. Amounts collected in advance of event delivery are recorded as contract liabilities until the related performance obligation is satisfied. Period-end cutoff between contract liabilities and revenue is significant for us because a small number of large prepayments can move reported revenue between fiscal years.

Foreign Currency Translation

The functional currency of Guanghui is the Renminbi. The financial statements are translated into U.S. dollars in accordance with ASC 830. Assets and liabilities are translated at the exchange rate at the balance sheet date, income and expense items are translated at average rates for the period, and capital accounts are translated at historical rates. Translation adjustments are recorded in other comprehensive income and accumulated in the accumulated other comprehensive income. Substantially all of our revenue and costs are denominated in Renminbi. The rates applied in the periods presented were as follows: for fiscal 2026, a closing rate of RMB 6.79 to US$1.00 and an average rate of RMB 6.99 to US$1.00; for fiscal 2025, a closing rate of RMB 7.16 to US$1.00 and an average rate of RMB 7.21 to US$1.00.

Quantitative and Qualitative Disclosure About Financial Risk

Credit Risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a loss to us. Our exposure to credit risk arises primarily from other receivables, the amount due from a shareholder and cash at bank. We minimize credit risk on cash by placing deposits with reputable banks. Related-party receivables are unsecured, interest-free and repayable on demand. We assess expected credit losses under ASC 326. No allowance was recorded for the years ended June 30, 2026 and 2025. Concentration of credit risk is significant because revenue and, in fiscal 2025, contract liabilities were concentrated in three customers.

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting obligations associated with financial liabilities. We monitor our cash position and manage liquidity by maintaining cash balances that management considers adequate to finance operations. As of June 30, 2026, cash of $16,888 was modest relative to annual operating expenses, and a substantial portion of current assets consisted of a related-party receivable.

Foreign Currency Risk

Our foreign exchange risk results mainly from the translation of Renminbi financial statements into U.S. dollars for reporting purposes. At present, we do not have any formal policy for hedging against foreign currency risk. Substantially all of our revenue, costs, assets and liabilities are denominated in Renminbi.

Interest Rate Risk

We have no significant interest-bearing borrowings. Fluctuations in market interest rates are not expected to have a material effect on our results of operations. We have not used any derivative financial instruments to manage interest rate risk.

Internal Controls Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

BUSINESS

Overview

Aupenheim Holdings Inc. is a Delaware holding company. Through our PRC operating subsidiary, Guanghui Century (Shandong) Enterprise Management Co., Ltd. (“Guanghui”), which was incorporated in the People’s Republic of China (the “PRC”) on January 2, 2018, we provide professional conference coordination services. We are headquartered in Qingdao, Shandong Province, PRC, and provide comprehensive conference event planning and execution coordination services to corporate and institutional clients throughout the PRC.

Our core business is the provision of end-to-end coordination and planning services for conferences, training sessions, seminars, and other professional events organized by our clients. We act solely as a professional coordinator and planner, managing the full lifecycle of event organization—from initial concept design through vendor sourcing, on-site execution management, and post-event deliverables—without purchasing, owning, or leasing event-related physical assets or advancing payments to third-party vendors on behalf of our clients.

We operate an “asset-light, pure-service-fee” business model. Under this model, all third-party vendors engaged for client events—including venues, catering providers, equipment suppliers, photographers, videographers, and decorators—contract directly with, and invoice and collect payments directly from, our clients. We do not advance or guarantee any third-party costs. Our revenue is derived exclusively from professional coordination and planning service fees charged on a per-event basis. This model results in low capital requirements, minimal balance sheet exposure to vendor-related financial risk, and a predictable cost structure predominantly driven by personnel expenses.

For the fiscal year ended June 30, 2026, we generated total revenue of US$188,564, representing an increase of approximately 55.7% from US$121,105 for the fiscal year ended June 30, 2025. Our net income before tax for the fiscal year ended June 30, 2026 was US$8,607. As of June 30, 2026, we had total assets of US$80,567 and shareholders’ equity of US$64,652. We had no long-term debt as of June 30, 2026.

Our Industry

We operate in the professional conference and corporate event coordination segment of China’s meetings, incentives, conferences and exhibitions (“MICE”) industry. MICE includes meetings, incentive travel, conferences and exhibitions and related spend on venues, travel, catering and professional services. Our revenue is earned as a per-event coordination fee. We do not own or operate event venues.

The global MICE market was estimated at approximately US$0.92 trillion in 2025 and is projected to reach approximately US$1.30 trillion by 2030, a compound annual growth rate of 7.82%. In 2024, meetings accounted for 58.52% of the global MICE market, corporate organizers accounted for 47.78%, and event planning and management accounted for 29.16% of global MICE spend. Asia-Pacific is projected to be the fastest-growing region, at a 9.98% CAGR through 2030.

Published estimates of China’s MICE market differ by coverage. Grand View Research, as reported by China Daily, estimated the market at about US$81 billion in 2024 and projected growth of nearly 10% per year to about US$140 billion by 2030. Market Research Future estimated US$74.51 billion in 2024 and US$80.75 billion in 2025. IBISWorld estimated revenue of the Convention & Exhibition Services industry in China at US$19.5 billion in 2026, up 5.0% from 2025, after an 8.7% five-year compound annual growth rate, with 7,431 businesses.

The China Council for the Promotion of International Trade reported that the Chinese mainland hosted 3,844 economic and trade exhibitions in 2024, with total exhibition area of 155 million square meters, an increase of 10.1% in area year over year. A 2026 industry review citing the China Convention/Exhibition/Event Society stated that corporate meetings accounted for 62.3% of China meetings and grew at an average of 8.7% annually, and put the domestic conference-industry market at RMB 387.6 billion in 2024 and RMB 421.0 billion in 2025.

The PRC conference-coordination market is fragmented. Participants include full-service event contractors, hotel and venue in-house event teams, advertising, public-relations and training agencies, international MICE networks, and independent local planners. We compete on execution quality, vendor networks and client relationships. Barriers to entry for small- and mid-size corporate conference coordination are relatively low.

Our Services

We provide comprehensive conference event planning and execution coordination services. Our service offerings are designed to address the full lifecycle of conference and event organization, enabling our clients to focus on their core business objectives while we manage the logistical, operational, and creative aspects of their events. Our principal service offerings include the following:

Overall Conference Planning and Program Design

We work closely with our clients to develop customized event concepts, themes, and detailed program agendas tailored to their specific objectives, target audiences, and budgetary parameters. Our planning services encompass event format design, scheduling, content flow structuring, and overall event architecture.

Venue Arrangement and Coordination

We identify, evaluate, and recommend suitable venues for our clients’ events based on factors including capacity requirements, location preferences, technical specifications, budgetary constraints, and event format. We coordinate all venue-related logistics, including availability confirmation, layout planning, and technical requirements communication. The venue contracts and payments are entered into directly between the venue and our client.

Vendor Sourcing, Comparison, and Liaison

We manage the entire vendor procurement process on behalf of our clients, encompassing:

●	Venue and facility providers;

●	Audio-visual and technical equipment suppliers;

●	Photography and videography services;

●	Video production and post-event editing services;

●	Event decoration and staging services; and

●	Catering and food service providers.

For each category of vendor services, we identify qualified candidates, solicit and compare quotations, evaluate quality and reliability credentials, and recommend optimal selections to our clients. All vendor contracts are executed directly between the vendor and our client, and all vendor invoicing and payment collection occurs directly between the vendor and our client. We do not advance, guarantee, or bear financial responsibility for any third-party vendor costs.

Guest and Attendee Communication Support

We provide coordination support for guest and attendee management, including invitation distribution, RSVP tracking, attendee communication, logistical information dissemination, and on-site registration coordination.

Speech Writing and Presentation Design

We offer professional speech drafting and presentation design services, including the preparation of keynote addresses, remarks, and PowerPoint presentations. Our presentation design services are limited to layout, typesetting, and visual formatting; we do not provide graphic design involving original images or animation production.

On-Site Setup Guidance and Event Direction

We provide professional on-site management services, including physical setup oversight, vendor coordination during load-in and load-out, real-time event direction, timeline management, contingency response, and overall quality assurance throughout the event execution.

Photography Service Coordination and Video Editing Follow-Up

We coordinate professional photography and videography services during events and manage the post-event production process, including video editing supervision and delivery of final multimedia assets to our clients. The photography and videography service providers contract directly with our clients.

Our Business Model

We operate an “asset-light, pure-service-fee” business model that we believe differentiates us from many participants in the conference and event services industry. The key characteristics of our business model are as follows:

Pure Coordination Role

We act exclusively as a professional coordinator and planner. We do not purchase, own, lease, or maintain event-related physical assets such as venues, audio-visual equipment, staging materials, or catering facilities. We do not operate as a general contractor or reseller of third-party goods or services. Our role is limited to providing professional expertise in event coordination, planning, and management.

No Advancement or Guarantee of Third-Party Costs

A distinguishing feature of our business model is that we do not advance, pre-pay, or guarantee payment for any third-party vendor services engaged in connection with our clients’ events. All third-party vendors—including venue operators, equipment suppliers, caterers, photographers, videographers, and decorators—enter into their service agreements directly with our clients and invoice and collect payment directly from our clients. As a result, we do not bear the credit risk, liquidity risk, or financial exposure associated with third-party vendor obligations.

Revenue Model

We derive our revenue exclusively from professional coordination and planning service fees charged to our clients. Our fees are charged on a per-event basis, and our revenue is recorded net of value-added and other applicable sales taxes. Under our standard payment terms, clients are required to remit payment within 90 days following the issuance of our invoice. We recognize revenue at a point in time upon the successful launch and completion of the conference event, consistent with the transfer of control of our services to the client.

For the fiscal year ended June 30, 2026, we generated total revenue of US$188,564 entirely from conference coordination service fees, compared to US$121,105 for the fiscal year ended June 30, 2025, representing year-over-year growth of approximately 55.7%.

Our Advantages

We believe our asset-light, pure-service-fee business model provides the following competitive advantages:

Low Capital Requirements.

Because we do not invest in or maintain physical event assets, our business requires minimal capital expenditure, allowing us to allocate resources primarily to talent acquisition and service quality improvement.

Minimal Balance Sheet Risk.

By not advancing or guaranteeing third-party vendor payments, we avoid the accounts payable and working capital exposure that event management companies operating as general contractors typically bear.

Predictable Cost Structure.

Our cost structure is predominantly driven by personnel expenses. For the fiscal year ended June 30, 2026, staff costs (including salaries, bonuses, allowances, and pension scheme contributions) totaled US$53,772, representing our most significant operating expense category.

Operational Scalability.

Our model enables us to scale operations by adding professional coordination staff without requiring proportional increases in physical asset investment or vendor-related working capital.

Client Transparency.

Because all vendor relationships are direct between vendors and clients, our clients maintain full visibility into and control over vendor pricing, quality, and contractual terms. This transparency enhances client trust and satisfaction.

Our Strategies

Our objective is to become a leading professional conference coordination services provider in the PRC by leveraging our asset-light business model, deep industry expertise, and commitment to service excellence. The key elements of our growth strategy include the following:

Expand Our Client Base and Reduce Customer Concentration

We intend to broaden our client base by actively pursuing new corporate and institutional clients across diverse industries and geographic markets within the PRC. Our current revenue is concentrated among a small number of clients, with our top three clients accounting for 100% of our total revenue for each of the fiscal years ended June 30, 2026 and 2025. By diversifying our client portfolio, we aim to reduce our dependence on any single client, mitigate concentration risk, and create a more stable and predictable revenue base.

Deepen Existing Client Relationships

We plan to increase revenue from existing clients by expanding the range and frequency of services we provide to them. By delivering consistently high-quality coordination services and building long-term trusted relationships, we seek to position ourselves as a preferred conference coordination partner for our clients’ recurring event needs, thereby driving repeat business and increasing per-client revenue.

Expand Geographic Coverage

While our operations are currently based in Shandong Province, we intend to expand our service coverage to additional provinces and major metropolitan areas in the PRC to capture a larger addressable market. Our asset-light model is particularly well-suited for geographic expansion, as it does not require significant capital investment in physical assets or facilities in new markets—we can deploy our professional coordination expertise and leverage local vendor networks to serve clients in new regions with relatively limited incremental fixed costs.

Enhance Service Capabilities and Quality

We plan to continuously invest in enhancing our service capabilities and quality standards. This includes investing in staff training and professional development, developing standardized coordination processes and quality control frameworks, and building out our vendor evaluation and management capabilities to ensure that we consistently recommend high-quality, reliable vendors to our clients.

Invest in Technology and Operational Efficiency

We intend to invest in technology solutions to improve our operational efficiency and service delivery capabilities. This may include implementing project management platforms, vendor relationship management systems, attendee communication tools, and other digital solutions designed to streamline our coordination processes, enhance communication with clients and vendors, and improve overall event execution quality.

Explore Complementary Service Offerings

We may selectively explore opportunities to expand into adjacent service areas that complement our core conference coordination business, such as corporate brand event management, exhibition coordination, or other professional event categories. Any such expansion would be undertaken in a manner consistent with our asset-light, pure-service-fee business model, ensuring that we do not assume third-party vendor cost risk or make significant capital investments in physical assets.

Attract and Retain Talent

Our success depends on the quality and expertise of our professional coordination staff. We intend to invest in attracting, developing, and retaining talented event coordination professionals by offering competitive compensation packages, professional development opportunities, and a supportive working environment. As we grow, we plan to build a larger team of experienced coordinators capable of managing increasingly complex and large-scale events.

Our Customers

Our clients are primarily corporate and institutional entities in the PRC that require professional conference and event coordination services. We serve clients across a range of industries who organize conferences, training sessions, seminars, and other professional gatherings.

Material Contracts

Guanghui provides its services to clients on a per-event basis pursuant to conference planning and execution coordination service contracts substantially in the form filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part. Project-specific terms, including the conference name, date, venue, expected attendance, catering arrangements, content deliverables, service fee, applicable VAT rate and payment period, are negotiated separately for each engagement. The material terms of our form contract are summarized below.

Scope of Services. Guanghui provides full-process coordination services, including overall conference planning, venue recommendation and vendor sourcing and liaison, guest and attendee liaison support, content production support (such as presentation deck layout, promotional or recap videos, on-site photography and keynote speech drafting), on-site décor guidance and direction, and video post-production coordination. Specific deliverables and milestones are set forth in a final proposal confirmed by both parties, and services outside the agreed scope require separate written confirmation and additional fees.

Third-Party Vendor Costs and Allocation of Responsibility. Guanghui acts solely as an intermediary coordinator. All third-party vendor fees, including for venue, equipment, catering, photography, video production and décor, are invoiced by and paid directly to the vendors by the client, and Guanghui does not advance, pay on behalf of the client or guarantee any third-party amounts. Third-party vendors are directly responsible to the client for quality issues, delays, equipment failures and related losses caused by them and, provided Guanghui has fulfilled its reasonable coordination and follow-up obligations, Guanghui does not bear joint and several liability for such losses. Guanghui is also not liable for delays resulting from the client’s late delivery of materials, delayed decision-making or material changes in requirements.

Fees and Payment. The client pays a fixed, VAT-inclusive service fee denominated in Renminbi, which is consideration solely for Guanghui’s coordination and planning services and is independent of third-party vendor fees. Payment is due within an agreed number of days after Guanghui issues a valid invoice. Overdue amounts accrue liquidated damages of 0.05% per day, and if payment is more than 30 days overdue, Guanghui may suspend further services.

Client Obligations. The client is responsible for timely providing conference materials, guest information and review comments, designating a project liaison, confirming the final guest and attendee list, settling fees directly with and accepting the services of third-party vendors, and ensuring the lawfulness and compliance of conference content, guest remarks and external publicity.

Confidentiality, Liability and Disputes. Each party must keep confidential the other party’s trade secrets, customer information, conference content and commercial arrangements, and this obligation survives termination or completion of the contract. A breaching party is liable to compensate the other party for resulting losses, and the form contract does not contain a cap on liability. The contract becomes effective upon signature or sealing by both parties, and disputes not resolved through friendly consultation are submitted to the people’s court with jurisdiction at the place where Guanghui is located.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the English translation of the form of Conference Planning and Execution Coordination Service Contract, which has been filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part. In the event of any inconsistency between the English translation and the Chinese original, the Chinese original prevails.

Sales and Marketing

We market our services primarily through client referrals, relationship-driven business development, and direct engagement with prospective corporate clients. Our sales and marketing efforts are focused on demonstrating the value of our professional coordination expertise, our asset-light service model, and our track record of successful event execution.

We do not currently maintain a dedicated sales force of significant size. Our business development activities are principally conducted by our management team and senior coordination staff who leverage industry relationships and client networks to identify and secure new business opportunities.

Competition

The conference and event coordination services industry in the PRC is highly competitive and fragmented. We compete with a variety of service providers, including:

●	Full-service event management companies that own or lease event equipment and facilities and provide bundled services;

●	Other coordination-focused service providers that operate asset-light models similar to ours;

●	In-house event management departments of larger corporations;

●	Advertising and public relations agencies that offer event management as an ancillary service; and

●	Freelance event planners and coordinators.

We believe the principal competitive factors in our industry include service quality and reliability, event coordination expertise, vendor network breadth and quality, pricing, client relationships, and reputation. We believe our asset-light, pure-service-fee model differentiates us from full-service competitors by offering clients greater transparency, flexibility, and cost efficiency, as clients maintain direct relationships with all vendors and avoid mark-ups on third-party services.

However, we face significant competition from larger, more established firms with greater financial resources, broader geographic reach, and longer operating histories. Our small scale and limited operating history may place us at a competitive disadvantage relative to these larger competitors.

Intellectual Property

We do not currently own any material patents, registered trademarks, copyrights, or other registered intellectual property rights. Our business does not depend on proprietary technology or patented processes. We rely on the professional expertise and industry knowledge of our management team and staff as our primary competitive asset. We may seek to register relevant trademarks in the future as our business develops, although we have not yet done so.

PRC Regulations

This section summarizes the principal PRC laws and regulations that are material to our business and to our ability to conduct this offering, to receive funds from our PRC subsidiaries and to transfer funds to investors. This summary is not complete and is qualified by the full text of the applicable laws and regulations, which are subject to change and to differing interpretation by PRC authorities. The PRC government has significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and in the value of our Common Stock. See “Risk Factors — Risks Related to Doing Business in China.”

Regulations Relating to Our Industry and Business Operations

Conference and event coordination services in the PRC are not currently subject to a specific industry licensing regime. Guanghui is required to hold a valid business license issued by the local branch of the State Administration for Market Regulation (“SAMR”) and to conduct its business within the scope stated in that license, as required by the PRC Company Law and the Regulations on the Administration of Registration of Market Entities. Events that we coordinate for our clients may be subject to the Regulations on the Safety Management of Large-Scale Mass Activities, under which the organizer of a mass activity expected to involve 1,000 or more attendees must obtain approval from the local public security authority. Under our service model, our clients act as event organizers and are responsible for obtaining any such approvals, although we could be named in a claim if an event fails to comply. Our services are also subject to the PRC Civil Code (including its contract provisions), the PRC Advertising Law to the extent we assist with event promotion, the PRC Anti-Unfair Competition Law and PRC consumer protection laws. In addition, PRC rules restricting meeting, training and conference spending by government agencies and state-owned enterprises may affect demand for our services.

Permissions and Approvals from PRC Authorities

As of the date of this prospectus, based on the advice of our PRC counsel, Jun Nan Law Firm, Guanghui has obtained all material licenses, permits and approvals from PRC governmental authorities necessary for its current business operations, consisting of its business license, and Aupenheim WFOE holds its business license. No such permission or approval has been denied. If we or our subsidiaries (i) do not receive or maintain any required permission or approval, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) become subject to laws, regulations or interpretations that change to require such permissions or approvals in the future, we may be subject to fines, suspension of operations or other penalties, and the value of our Common Stock could significantly decline or become worthless.

Regulations Relating to Foreign Investment

Foreign investment in the PRC is governed by the PRC Foreign Investment Law, which became effective on January 1, 2020, and its implementation regulations. Under this law, foreign-invested enterprises generally receive national treatment, except in industries listed in the Special Administrative Measures (Negative List) for Foreign Investment Access (the “Negative List”) jointly issued by the National Development and Reform Commission (“NDRC”) and the Ministry of Commerce (“MOFCOM”). Conference and event coordination services are not currently included in the Negative List, and we therefore hold Guanghui through a wholly foreign-owned structure rather than through contractual arrangements. Foreign investors and foreign-invested enterprises must submit investment information to MOFCOM through the enterprise registration system administered by SAMR, and foreign investments that affect or may affect national security are subject to security review under the Measures for the Security Review of Foreign Investment. If our industry were added to the Negative List or PRC authorities otherwise restricted foreign ownership in our industry, we could be required to restructure our operations. See “Risk Factors — Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.”

Regulations Relating to Overseas Offerings and Listings

Filing with CSRC. On February 17, 2023, the CSRC issued the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. Under the Trial Measures, a PRC domestic company that seeks to offer or list securities overseas, directly or indirectly, must complete a filing with the CSRC within three working days after submitting its initial offering application overseas. An offering is treated as an indirect overseas offering if (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets for the most recent fiscal year is accounted for by PRC domestic companies, and (ii) the main parts of its business activities are conducted in the PRC, its principal places of business are located in the PRC, or a majority of its senior management are PRC citizens or habitually reside in the PRC. The CSRC determines this on a substance-over-form basis. Failure to complete a required filing may result in an order to rectify, warnings and fines of between RMB1 million and RMB10 million, and the directly responsible persons may also be fined. All of our revenue and assets are attributable to Guanghui, our principal executive offices are located in Qingdao, and our management resides in the PRC.

We believe that neither this Offering nor the quotation of our Common Stock on the OTCQB marketplace constitutes an overseas offering or listing that is currently subject to the CSRC filing requirements under the Trial Measures. Pursuant to the CSRC’s Guidelines for the Application of Regulatory Rules No. 7 – Overseas Offerings and Listings, quotation on the OTCQB marketplace, as an overseas over-the-counter market, is not currently subject to the filing requirements under the Trial Measures. However, if we pursue a future listing of our Common Stock on a national securities exchange, including Nasdaq, we expect that we would be required to comply with the applicable CSRC filing requirements for overseas offerings and listings then in effect. Accordingly, we have not submitted a filing with the CSRC in connection with this Offering. However, there remains uncertainty regarding the interpretation, implementation, and enforcement of the Trial Measures and other PRC laws and regulations. If the CSRC or any other PRC regulatory authority subsequently determines that a filing, approval, or other regulatory procedure is required for this Offering or our OTCQB quotation, we cannot assure you that we would be able to obtain such approval or complete such filing in a timely manner, or at all. Any failure to obtain required approvals or complete required filings could result in regulatory actions, fines, sanctions, or other penalties, which could materially and adversely affect our business, financial condition, results of operations, and the value of our securities. See “Risk Factors — Risks Related to Doing Business in China.”

Confidentiality and archives. Under the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Enterprises, effective March 31, 2023, PRC companies and their overseas issuers that provide or publicly disclose documents containing state secrets or working secrets of government agencies to securities firms, accounting firms or regulators outside the PRC must obtain approval and complete filing procedures. Working papers prepared in the PRC by securities firms and accounting firms must generally be retained in the PRC. These rules may affect the ability of our auditor and of U.S. regulators to obtain documents from our PRC subsidiaries.

Regulations Relating to Cybersecurity, Data Security and Personal Information

The PRC Cybersecurity Law, effective June 1, 2017, requires network operators to protect the security of their networks, to adopt data protection measures and to cooperate with public and state security authorities. The PRC Data Security Law, effective September 1, 2021, establishes a data classification and protection system and restricts the provision of data stored in the PRC to foreign judicial or law enforcement authorities without government approval. The PRC Personal Information Protection Law (the “PIPL”), effective November 1, 2021, requires consent or another lawful basis for processing personal information, imposes additional requirements for sensitive personal information and regulates the cross-border transfer of personal information. In the course of coordinating events, we collect limited personal information, such as names and contact details of client personnel and attendees.

Under the Cybersecurity Review Measures, effective February 15, 2022, a network platform operator holding personal information of more than one million users must apply for a cybersecurity review by the CAC before listing abroad, and critical information infrastructure operators that purchase network products and services, as well as operators whose activities affect or may affect national security, are also subject to review. Because we are not a critical information infrastructure operator and do not hold personal information of more than one million users, we believe, based on the advice of our PRC counsel, that we are not currently required to apply for a cybersecurity review in connection with this offering. Under the Provisions on Promoting and Regulating Cross-Border Data Flows, effective March 22, 2024, we do not currently expect to be required to complete a security assessment for any cross-border transfer of data. However, these rules are relatively new and their interpretation remains uncertain. If the CAC or another authority takes a different view, we could be required to suspend relevant operations, to modify our practices or to pay fines. See “Risk Factors — Risks Related to Doing Business in China.”

Regulations Relating to Foreign Exchange

The principal regulation governing foreign currency exchange in the PRC is the Foreign Exchange Administration Regulations, as amended. Under these regulations, Renminbi is freely convertible for current account items, such as trade-related receipts and payments and the payment of dividends, subject to compliance with procedural requirements, but conversion for capital account items, such as capital contributions, foreign debt and loans and the repatriation of investments, generally requires registration with SAFE or a designated bank. Capital contributions from Aupenheim HK to Aupenheim WFOE, and any loans from our offshore entities to our PRC subsidiaries, must be registered with or filed with SAFE or a designated bank, and loans are subject to statutory limits on foreign debt. The use of Renminbi converted from foreign currency capital is subject to SAFE restrictions, including a prohibition on using it for purposes outside a company’s business scope.

SAFE Circular 37. Under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“SAFE Circular 37”), PRC residents must register with a designated bank before contributing assets or equity interests to an offshore special purpose vehicle and must update the registration upon material changes. Failure to register may result in restrictions on the ability of our PRC subsidiaries to distribute profits offshore and on our ability to contribute additional capital to them, as well as penalties.

Regulations Relating to Dividend Distributions and Cash Transfers

Under the PRC Company Law and the PRC Foreign Investment Law, our PRC subsidiaries may pay dividends only out of their accumulated after-tax profits, if any, determined under PRC accounting standards. Each PRC subsidiary must set aside at least 10% of its after-tax profits each year to a statutory reserve fund until the fund reaches 50% of its registered capital, and these reserves may not be distributed as cash dividends. Under the PRC Enterprise Income Tax Law, dividends paid by a PRC company to a non-PRC resident enterprise are generally subject to a 10% withholding tax, which may be reduced to 5% under the tax arrangement between Mainland China and Hong Kong if Aupenheim HK qualifies as the beneficial owner and meets other conditions. Remittance of dividends offshore requires compliance with SAFE and bank procedures. As a result, to the extent cash or assets of our business are in the PRC or held by a PRC entity, those funds or assets may not be available to fund operations or for other uses outside of the PRC due to interventions in, or the imposition of restrictions and limitations on, our or our subsidiaries’ ability to transfer cash or assets by the PRC government. As of the date of this prospectus, none of our subsidiaries has paid any dividends or made any distributions to Aupenheim Holdings Inc., and Aupenheim Holdings Inc. has not paid any dividends to its stockholders. See “Prospectus Summary — Cash Transfers Through Our Organization” and “Risk Factors — Risks Related to Doing Business in China.”

Regulations Relating to Taxation

Under the PRC Enterprise Income Tax Law, PRC enterprises are generally subject to enterprise income tax at a rate of 25%. Qualifying small low-profit enterprises may benefit from a reduced effective rate, and Guanghui currently qualifies for this treatment. An enterprise established outside the PRC with its “de facto management body” in the PRC may be treated as a PRC resident enterprise and taxed at 25% on its worldwide income. Our services are also subject to value-added tax under the PRC Value-Added Tax Law and related rules, at a rate of 1%.

Regulations Relating to Employment and Social Insurance

Under the PRC Labor Law, the PRC Labor Contract Law and related regulations, employers must enter into written labor contracts with full-time employees, pay at least the local minimum wage and comply with working hour and workplace safety requirements. Under the PRC Social Insurance Law and the Regulations on the Administration of Housing Provident Funds, employers must make contributions for their employees to pension, medical, unemployment, work-related injury and maternity insurance and to a housing provident fund. Employers that fail to make adequate contributions may be ordered to pay the outstanding amounts, late fees of 0.05% per day and fines.

Employees

As of June 30, 2026, we had four full-time employees. Our employees are our most important asset. As a professional services company operating an asset-light model, the quality, expertise, and dedication of our personnel directly determine the quality of services we deliver to our clients and, accordingly, our business success.

Our employees are based in Shandong Province, PRC. We provide our employees with compensation and benefits packages that we believe are competitive with market standards for our industry and geographic area. We participate in mandated social insurance programs, including pension, medical insurance, unemployment insurance, work-related injury insurance, and maternity insurance, as well as the housing provident fund. However, we have not made full contributions to these programs for all of our employees as required under PRC law, and we are in the process of paying the outstanding contributions. See “Risk Factors — Failure to make adequate contributions to employee social insurance and housing provident funds as required by PRC law may subject us to penalties.

Properties

We do not own any real property. Our principal executive offices are located at Room 2203, Building 3, No. 31 Longcheng Road, Shibei District, Qingdao, Shandong Province, People’s Republic of China.

Seasonality

Our business may be subject to seasonal fluctuations. Corporate conferences and professional events in the PRC tend to be concentrated in the spring (March through May) and autumn (September through November) months, with relatively lower activity during the Lunar New Year holiday period (typically January or February) and the summer months (July and August). However, given our limited operating history and current scale of operations, we have not yet identified definitive seasonal patterns in our revenue. As our business grows, seasonal trends may become more pronounced and may affect our quarterly financial results.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof.

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. Such reports and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

Reports to security holders

Upon completion of this offering, we intend to comply with the periodic reporting requirements under the Exchange Act, even if we are not otherwise required to do so. We plan to furnish our shareholders with an annual report for each fiscal year beginning for the fiscal year ending June 30, 2026 containing financial statements audited by our independent registered public accounting firm. We will be required to file reports with the SEC under Section 13(a) or 15(d) of the Exchange Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room or visiting the SEC’s Internet website (see “Available Information” above).

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTER AND CONTROL PERSONS

The name, age and titles of our sole executive officer and director are as follows:

Name and Address of Executive Officer and/or Director	Age	Position
Yunfeng Cui	55	Director, Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

Mr. Yunfeng Cui has served as our Director, Chief Financial Officer and Chief Executive Officer since our inception in June 2026. Mr. Cui has served as a director of Yingda Jishi (Shandong) Enterprise Management Co., Ltd. since January 2021, where he participates in major business decisions and advises on corporate governance, internal controls, strategic planning, risk management and capitalization strategies. Since January 2021, Mr. Cui has also served as a Director and General Manager of Guanghui Century (Shandong) Enterprise Management Co., Ltd., where he is responsible for the company’s operations and the implementation of business decisions. Since December 2021, Mr. Cui has served as a Director and General Manager of Guanghui Holdings (Shenzhen) Co., Ltd., where he oversees investment activities and participates in major business decisions. Mr. Cui studied business administration at The Open University of China from March 2023 to January 2026. We believe Mr. Cui is qualified to serve as a director due to his extensive experience in corporate governance, strategic planning, risk management and business and capital advisory services.

Employment Agreements

We have not entered into formal employment agreements with Yunfeng Cui. His compensation is determined from time to time by our Board of Directors. Mr. Cui currently devotes approximately 60% of his business time to our affairs.

Committees

We do not currently have an audit, compensation or nominating committee.

EXECUTIVE COMPENSATION

Named Executive Officers

For the fiscal years ended June 30, 2026 and 2025, our only named executive officer was Mr. Yunfeng Cui, who serves as our Chairman, Chief Executive Officer (our principal executive officer) and Chief Financial Officer (our principal financial and accounting officer). We had no other executive officers during either fiscal year.

Summary Compensation Table

The following table sets forth information regarding all compensation awarded to, earned by or paid to our named executive officer for the fiscal years ended June 30, 2026 and June 30, 2025. Amounts were paid in Renminbi and have been translated into U.S. dollars at the average exchange rate for the fiscal year 2026 and 2025 of RMB6.99 and RMB7.21 to US$1.00, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Yunfeng Cui(1)	2026	35,792	357	-	36,149
Director, Chief Executive Officer and Chief Financial Officer	2025	13,618	674	-	14,292

(1)	Mr. Yunfeng Cui is our sole executive officer and our sole director, and serves as both our principal executive officer and our principal financial officer. We have not entered into an employment agreement with Mr. Cui, and his compensation is determined from time to time by our board of directors.

We do not maintain any annual or long-term incentive plan, equity incentive plan, profit-sharing arrangement, defined benefit or actuarial pension plan, or nonqualified deferred compensation plan, and we did not grant any equity or equity-based awards during fiscal 2026 or fiscal 2025. We have no agreement or arrangement providing for payments to any named executive officer upon resignation, retirement, other termination of employment, a change in control of the Company or a change in the named executive officer’s responsibilities. We do not provide perquisites or other personal benefits to our named executive officer. Rule 10D-1 under the Exchange Act, adopted pursuant to Section 10D of the Exchange Act, requires national securities exchanges and national securities associations to adopt listing standards requiring each listed issuer to adopt and comply with a written policy providing for the recovery of erroneously awarded incentive-based compensation. Because our Common Stock is expected to be quoted on the OTCQB Venture Market and will not be listed on a national securities exchange or a national securities association, we are not subject to those listing standards or to the related disclosure requirements of Item 402(w) of Regulation S-K, and we have not adopted a formal compensation recovery, or “clawback,” policy at this time. We have not adopted a policy or practice concerning the timing of equity award grants in relation to the disclosure of material nonpublic information, because we have never granted equity awards.

Outstanding Equity Awards at Fiscal Year-End

Mr. Cui held no outstanding options, unvested stock awards or other equity awards as of June 30, 2026. We have not adopted any equity incentive plan, and no shares of our Common Stock are reserved for issuance under any equity compensation plan.

Director Compensation

Mr. Cui, our current sole director, received no compensation for his service as a director during the fiscal years ended June 30, 2026 and 2025, and all compensation paid to him is reported in the Summary Compensation Table above.

Ms. Xiang, who served as our director from June 26, 2026 to August 17, 2026, received no compensation for her service as a director during the fiscal years ended June 30, 2026 and 2025.

We do not currently pay any director fees or reimburse any director for expenses incurred in attending board meetings, and we have not adopted a director compensation policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors will review and approve all related party transactions. We have not yet adopted a formal written policy for the review of related party transactions, but we intend to do so following the completion of this offering. In the absence of a formal policy, our board of directors reviews any proposed related party transaction on a case-by-case basis to determine whether it is in our best interests and on terms no less favorable than those that would be available from unrelated third parties.

Related Party Transactions

The following is a summary of transactions with related parties that occurred during the years ended June 30, 2026 and 2025, or that are ongoing as of the date of this prospectus. Related parties include our directors, executive officers, holders of more than 5% of our outstanding common stock, and their affiliates.

Amounts Due from Related Parties

During the year ended June 30, 2026, we provided loans of RMB400,000 (US$58,952) to Ms. Jingjing Xiang and RMB401,500 (US$59,174) to Mr. Yunfeng Cui, and received repayments of RMB381,550 (US$56,226) from Mr. Cui. We did not provide any loans to, or receive any repayments from, these related parties during the year ended June 30, 2025.

As of June 30, 2026, we had an amount due from Mr. Yunfeng Cui, our Director, Chief Executive Officer, Chief Financial Officer and controlling shareholder, of US$2,948. The amount was unsecured, interest-free and repayable on demand.

As of June 30, 2026, we had an amount due from Ms. Jingjing Xiang, an indirect shareholder and, during fiscal 2026, a director, of US$58,952. The amount was unsecured, interest-free and repayable on demand.

On October 14, 2026 and October 12, 2026, Mr. Cui and Ms. Xiang, respectively, settled in full the amounts due from them of US$2,948 and US$58,952. As of the date of this prospectus, there are no amounts outstanding from our director, executive officer or any shareholder, and we do not intend to extend credit to our director or executive officers in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the date of this prospectus, and as adjusted to reflect the sale of the shares offered hereby, by:

●	each person known by us to beneficially own more than 5% of our Common Stock;

●	each of our named executive officers and directors; and

●	all of our executive officers and directors as a group.

	Common Stock Beneficially Owned Prior to this Offering(1)		Common Stock Beneficially Owned After this Offering(2)
Name of Shareholders	Number	%	Number	%
Executive Officers and Directors
Yunfeng Cui(1)(2)	18,000,000	100.00%	18,000,000	90.00%
Officers and Directors as a Group (1 person)	18,000,000	100.00%	18,000,000	90.00%

5% or more shareholders
OPPENHEIM Holdings Limited(1)(3)	18,000,000	100.00%	18,000,000	90.00%

(1)	Represents 18,000,000 shares of Common Stock held of record by OPPENHEIM Holdings Limited, a British Virgin Islands company (“Oppenheim BVI”). Mr. Yunfeng Cui beneficially owns 54.45% of the outstanding equity interests of Oppenheim BVI and serves as a director of Oppenheim BVI. Ms. Jingjing Xiang beneficially owns 45.00% of the outstanding equity interests of Oppenheim BVI. As a result of his ownership interest and ability to control the composition of the board of directors of Oppenheim BVI, Mr. Cui has the power to direct the voting and disposition of the shares of common stock held by Oppenheim BVI and may therefore be deemed to beneficially own such shares. Ms. Xiang disclaims beneficial ownership of the reported securities except to the extent of her pecuniary interest therein.

(2)	Yunfeng Cui’s business address is Room 2203, Building 3, No. 31 Longcheng Road, Shibei District, Qingdao, Shandong Province, People’s Republic of China.

(3)	OPPENHEIM Holdings Limited’s business address is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

PLAN OF DISTRIBUTION

This is a self-underwritten offering. We are offering up to 2,000,000 shares of our Common Stock at a fixed price of $0.80 per share. The Offering will be conducted on a “best efforts” basis, which means that our sole Director, Chief Executive Officer and Chief Financial Officer, Mr. Yunfeng Cui, will use his best efforts to sell the shares on our behalf but is not obligated to purchase or sell any specific amount of shares. Mr. Cui will not receive any commission or other compensation for his efforts in connection with the Offering.

The Offering will commence on the date this Registration Statement is declared effective by the SEC and will continue for a period of 365 days (which may be extended by our Board of Directors for an additional 90 days), unless all shares offered are sold prior to such date. There is no minimum number of shares that must be sold before we can use the proceeds. Investors will not have the right to withdraw their funds once a subscription has been accepted.

There is no minimum number of shares that must be sold, and no escrow, trust or similar account has been established. All subscription funds will be deposited directly into our corporate bank account upon acceptance and will be immediately available for our use, including for offering expenses. Investors will not receive a refund if we sell fewer than all of the shares offered, and early investors bear the risk that we may not raise sufficient funds to implement our business plan.

We intend to apply for quotation of our Common Stock on the OTCQB Venture Market under the symbol “[AUPHM].” There can be no assurance that our application will be approved, or that an active trading market will develop. If our application for quotation on the OTCQB is not approved, or if a trading market does not develop, it may be difficult or impossible for investors to resell their shares.

We have not engaged any underwriter, placement agent, finder or broker-dealer, and no finder’s fee or other compensation will be paid to any person in connection with the offer or sale of the shares. In offering the securities on our behalf, Mr. Cui will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Mr. Cui will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions, as noted herein, under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer:

1.	Mr. Cui is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and,

2.	Mr. Cui will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	Mr. Cui is not, nor will he be at the time of his participation in the offering, an associated person of a broker-dealer; and

4.	Mr. Cui meets the requirements of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or intends primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; (B) is not a broker or dealer, and has not been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii). Under Paragraph 3a4-1(a)(4)(iii), Mr. Cui must restrict his participation to any one or more of the following activities:

(1)	Preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser; provided, however, that the content of such communication is approved by Mr. Cui;

(2)	Responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or

(3)	Performing ministerial and clerical work involved in effecting any transaction.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We are subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and a distribution participant under Regulation M. All of the foregoing may affect the marketability of the common stock.

Procedures for Subscribing

If you decide to subscribe for shares in this offering, you must (i) execute and deliver a subscription agreement in the form filed as Exhibit 10.2 to the registration statement, and (ii) deliver payment of the subscription price by check, wire transfer or other immediately available funds payable to “Aupenheim Holdings Inc.”

We have the right to accept or reject any subscription, in whole or in part, for any reason or for no reason. We intend to accept or reject subscriptions for securities within 5 business days after we receive them. Any subscription funds that are rejected will be returned promptly, without interest or deduction. Subscriptions, once accepted, are irrevocable. Book-entry statements evidencing the shares will be issued by our transfer agent, [*], within [*] business days after acceptance.

Regulation M

We, our sole officer and director, and any other person participating in the distribution are subject to the applicable provisions of the Exchange Act and the rules thereunder, including Rule 10b-5 and Regulation M. With certain exceptions, Regulation M precludes the officers and directors, sales agents, any broker-dealer or other person who participates in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Our sole officer and director and our affiliates will not purchase shares in this offering.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.

State Securities Laws

We intend to offer and sell the shares only in jurisdictions where the offer and sale are registered or qualified, or exempt from registration or qualification. We may also offer and sell the shares outside the United States to persons who are not U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act, subject to compliance with the applicable securities laws of each such jurisdiction. We will not accept subscriptions from residents of any state in which the offer has not been registered, qualified or exempted. In addition, secondary trading of our shares may be restricted in some states until we qualify for an applicable exemption (for example, a ‘manual exemption’), and investors may be unable to resell their shares in those states.

Penny Stock Regulations

You should note that our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Offering Period and Expiration Date

This offering will start on the date that this registration statement is declared effective by the SEC and continue for a period of 365 days unless extended by our board of directors for an additional 90 days.

DESCRIPTION OF SHARE CAPITAL

The following description of our capital stock is a summary and is not intended to be complete. It is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our Bylaws, as amended, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of the Delaware General Corporation Law, or the DGCL. You should read our Certificate of Incorporation and Bylaws for a complete description of the rights and preferences of our capital stock.

Common Stock

Our Certificate of Incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $0.000001 per share. Our common stock is not divided into classes or series.

The rights of holders of our common stock are as follows:

●	Governing Documents. Holders of our common stock have the rights set forth in our Certificate of Incorporation and Bylaws and under applicable Delaware law.

●	Dividend Rights. Dividends may be declared by our board of directors and paid out of the unreserved and unrestricted net earnings or earned surplus of the Company, or in treasury shares of the Company, subject to the conditions and limitations imposed by applicable law. Before making any distribution, our board of directors may set aside such reserves out of our earned net surplus as it deems appropriate.

●	Voting Rights. Each outstanding share of our common stock is entitled to one vote on each matter submitted to a vote of stockholders, provided that the applicable shares are held in compliance with any payment plan, subscription agreement, share purchase agreement or fiduciary arrangement. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, unless otherwise provided in our Certificate of Incorporation.

●	Preemptive Rights. Holders of our common stock do not have preemptive rights to subscribe for any subsequent or additional issuance of shares.

●	Classes or Series. Our shares are not currently classified or divided into series. If our board of directors determines to classify or reclassify our shares or otherwise alter the rights or restrictions applicable to our shares, our Bylaws require the Company to file an amendment to its Certificate of Incorporation with the applicable state authority describing the applicable classification, reclassification or modification of rights or restrictions.

●	Issuance of Shares. Before shares may be issued, our board of directors must adopt a resolution authorizing the issuance, establishing the minimum consideration for the shares, or a formula for determining such minimum consideration, and describing any non-cash consideration. Shares may be issued only in accordance with our Certificate of Incorporation and the procedures provided in our Bylaws.

●	Share Certificates. Our Bylaws permit our board of directors to authorize the issuance of some or all shares without certificates. If shares are issued without certificates, the Company must, upon a stockholder’s request, provide a written statement containing the information otherwise required to appear on a share certificate. If certificates are issued, they must contain the information and signatures prescribed by our Bylaws.

●	Transfer Rights. Subject to any applicable restrictions on transfer, shares of our common stock are freely transferable. Transfers must be recorded in the Company’s share transfer books in accordance with the procedures set forth in our Bylaws.

●	Fractional Shares. Our Bylaws permit the Company to issue fractional shares, arrange for the disposition of fractional interests, pay the fair market value of fractional shares in cash, or issue scrip entitling the holder to receive a full share upon surrender of scrip representing a full share.

Warrants, Options and Convertible Securities

We have not issued and do not have outstanding any warrants to purchase shares of our common stock, options to purchase shares of our common stock, securities convertible into shares of our common stock, or rights convertible or exchangeable into shares of our common stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws

The following summarizes certain provisions of our Certificate of Incorporation and Bylaws relating to our capital stock, board of directors and stockholders. The summary is qualified in its entirety by reference to our Certificate of Incorporation, Bylaws and applicable Delaware law.

Authorized Shares

Our Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares with a par value of $0.000001 per share. Under our Bylaws, our board of directors may authorize an issuance of shares by adopting a resolution that authorizes the issuance, establishes the minimum consideration for the shares or a formula for determining such consideration, and describes any non-cash consideration. An issuance in excess of the number of shares authorized under our Certificate of Incorporation requires authorization by our board of directors and approval by the affirmative vote of a majority of our stockholders.

Meetings of Stockholders

Stockholder meetings may be held at our principal office or at another place designated by our board of directors. Stockholders may participate by telephone or video conference if the participants can hear one another in real time.

Special meetings of stockholders may be called by our President, board of directors or Secretary. The Secretary may call a special meeting only after receiving a written request from holders of at least one-tenth of all shares entitled to vote at the meeting.

Notice of a stockholder meeting must be provided to each stockholder of record at least 10 days, but not more than 60 days, before the meeting. The notice must state the time, place and purpose of the meeting, including instructions for remote or electronic participation, if applicable.

Quorum and Stockholder Voting

A quorum exists when a majority of all outstanding shares entitled to vote on a matter is present in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and comprising the quorum is sufficient to approve a matter properly brought before the meeting, subject to any different requirement under the Certificate of Incorporation, Bylaws or applicable law.

Each outstanding share is entitled to one vote on each matter submitted to a vote of stockholders. Directors are elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting where a quorum is present, unless our Certificate of Incorporation provides otherwise.

Action by Written Consent

Any action that may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice if one or more stockholders entitled to vote on the matter execute a written consent setting forth the action taken and the consent is signed by stockholders holding at least the minimum number of votes necessary to approve the action at a meeting.

Board Composition and Filling Vacancies

Our board of directors is not divided into classes and does not have staggered terms. Directors are elected for one-year terms and hold office until their successors are duly elected and qualified at the following annual meeting of stockholders.

Any member of our board of directors, including the entire board, may be removed by the affirmative vote of holders of a majority of the shares entitled to vote at a meeting of stockholders called expressly for that purpose.

Vacancies on our board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director appointed by the board to fill a vacancy generally serves until a new director is elected by the stockholders at the next stockholder meeting. A director elected by the stockholders to fill a vacancy resulting from the removal of a director serves for the remainder of the removed director’s annual term and until a successor is elected and qualified.

Amendment of Bylaws

Our Bylaws may be altered, amended or repealed by the affirmative vote of holders of a majority of the voting shares issued and outstanding at a regular or special meeting of stockholders. Our board of directors also has the authority to make, alter, amend and repeal our Bylaws, subject to the authority of holders of a majority of the shares entitled to vote to change or repeal any such action at a stockholder meeting.

Certain Transactions Requiring Stockholder Approval

Our Bylaws require stockholder approval before any merger, consolidation, share exchange, conversion or dissolution of the Company and before the Company makes certain loans to directors or officers. Unless otherwise required by the Bylaws, stockholder approval is not required for the Company to acquire, transfer, exchange, sell or dispose of assets in the ordinary course of business or following dissolution.

TAXATION

The following summary of the PRC and U.S. federal income tax consequences of an investment in the Common Stock is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Common Stock, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the PRC and the United States.

Mainland China Taxation

Under the EIT Law, an enterprise established outside mainland China with “de facto management bodies” within mainland China is considered a “resident enterprise” for mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by mainland China enterprises or mainland China enterprise groups will be classified as mainland China’s resident enterprises only if all of the following conditions are met: (i) the senior management and core management departments in charge of its daily operations function have their presence mainly in mainland China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in mainland China; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in mainland China; and (iv) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in mainland China. Further to SAT Circular 82, in June 2018 the SAT amended the SAT Bulletin 45 to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside mainland China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside mainland China. As such, we do not believe that our company meets all of the conditions above or is a resident enterprise of mainland China for mainland China’s tax purposes. For similar reasons, we believe our other entities outside of China are not resident enterprises of mainland China either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and the interpretation of the term “de facto management body.” There can be no assurance that the mainland China government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that Aupenheim Holdings Inc. is a resident enterprise of mainland China for mainland China’s enterprise income tax purposes, a number of unfavorable mainland China tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-resident enterprise shareholders. In addition, non-resident enterprise shareholders may be subject to mainland China tax at a rate of 10% on gains realized on the sale or other disposition of our Common Stock, if such income is treated as sourced from within mainland China. Furthermore, if we are deemed a resident enterprise of mainland China, dividends paid to our non-resident individual shareholders and any gain realized on the sale or other disposition of our Common Stock by such shareholders may be subject to mainland China tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-resident shareholders of our company would be able to obtain the benefits of any tax treaties between their country of tax residence and mainland China in the event that we are treated as a resident enterprise of mainland China. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

United States Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock. This discussion applies only to shares of common stock that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our shares of common stock being offered in this prospectus.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences (such as the effects of Section 451 of the Code) that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the U.S.;

●	people that actually or constructively own five percent or more of our voting shares;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to the common stock;

●	persons holding the common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our common stock, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our common stock, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock or less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation or

●	an estate or trust that is not a U.S. holder;

but generally, does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our common stock will be subject to tax at generally applicable U.S. federal income tax rates, and a buyer of such shares may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon the disposition. We expect not to be classified as a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we will be a “U.S. real property holding corporation” for U.S. federal income tax purposes in the future.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including shares of our common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of our common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of our common stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in shares of our common stock.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Womble Bond Dickinson (US) LLP. Certain legal matters as to PRC law will be passed upon for us by Jun Nan Law Firm.

EXPERTS

The audited financial statements as of June 30, 2026 and 2025 included in this prospectus have been audited by TQ International, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No experts or counsel to the company have any shares or other interests in Aupenheim Holdings Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are filing this Form S-1 registration statement with the SEC, including exhibits and schedules, under the Securities Act with respect to the Shares of Common Stock to be sold in this offering. This prospectus and any prospectus supplement which form a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement.

Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We will file annual, quarterly and current reports and other information with the SEC. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s headquarters at 100 F Street, NE Washington, DC 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, are also available to you on the Internet website maintained by the SEC at http://www.sec.gov.

CONSOLIDATED FINANCIAL STATEMENTS

AUPENHEIM HOLDINGS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sole Director and Stockholder of Aupenheim Holdings Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Aupenheim Holdings Inc. (the Company) as of June 30, 2026 and 2025 and the related consolidated statements of operations and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2026, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2026, and 2025, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2026 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TQ International, PLLC

We have served as the Company’s auditor since 2026.

United States

October 27, 2026

Aupenheim Holdings Inc.

Consolidated Balance Sheets

As of June 30, 2026 and 2025

	As of June 30, 2026	As of June 30, 2025
	US$	US$
Assets
Current assets
Cash and cash equivalents	16,888	137,509
Other receivables	442	3,350
Amounts due from related parties	61,900	—
Tax recoverable	1,337	—
Total current assets	80,567	140,859
Total assets	80,567	140,859
Liabilities and shareholders’ equity
Current liabilities
Contract liabilities	—	73,529
Tax payable	—	2,982
Other payable and accruals	15,915	10,585
Total liabilities	15,915	87,096
Shareholders’ equity
Ordinary shares, US$0.000001 par value, authorized 100,000,000 shares as of June 30, 2026 and 2025; 18,000,000 shares issued and outstanding as of June 30, 2026 and 2025*	18	18
Additional paid-in capital	4,223	4,123
Retained earnings	56,785	49,227
Accumulated other comprehensive income	3,626	395
Total shareholders’ equity	64,652	53,763
Total liabilities and shareholders’ equity	80,567	140,859

*	On September 30, 2026, Aupenheim amended its certificate of incorporation to effect a 180,000-for-1 forward stock split of its outstanding common stock, increasing the number of outstanding shares from 100 to 18,000,000 shares, with a par value of $0.0000056 per share, and subsequently amended its certificate of incorporation to reduce the par value of its common stock from $0.0000056 to $0.000001 per share. All share and per-share information presented in this prospectus has been retroactively adjusted to reflect the stock split.

The accompanying notes are an integral part of these consolidated financial statements.

Aupenheim Holdings Inc.

Consolidated Statements of Operations and Other Comprehensive Income

For the years ended June 30, 2026 and 2025

	2026	2025
	US$	US$
Revenue	188,564	121,105
Selling and distribution expenses	(15,195)	(14,089)
General and administrative expenses	(164,769)	(54,839)
Net profit from operations	8,600	52,177
Other income	7	11
Net income before tax	8,607	52,188
Income tax expense	(1,049)	(2,961)
Net income	7,558	49,227
Other comprehensive income
Exchange difference	3,231	395
Total comprehensive income for the year	10,789	49,622
Weighted average number of ordinary shares used in computing earnings per share
Basic and diluted*	18,000,000	18,000,000
Earnings per ordinary share
Basic and diluted in USD*	0.0004	0.0027

*	On September 30, 2026, Aupenheim amended its certificate of incorporation to effect a 180,000-for-1 forward stock split of its outstanding common stock, increasing the number of outstanding shares from 100 to 18,000,000 shares, with a par value of $0.0000056 per share, and subsequently amended its certificate of incorporation to reduce the par value of its common stock from $0.0000056 to $0.000001 per share. All share and per-share information presented in this prospectus has been retroactively adjusted to reflect the stock split.

The accompanying notes are an integral part of these consolidated financial statements.

Aupenheim Holdings Inc.

Consolidated Statement of Changes in Shareholders’ Equity

For the years ended June 30, 2026 and 2025

	Shares*	Ordinary	Additional paid-in capital	Retained earnings	Accumulated Other Comprehensive Income	Total
	Par value*	US$	US$	US$	US$	US$
At July 1, 2024	18,000,000	18	(18)	—	—	—
Issuance of shares		—	4,141	—	—	4,141
Net income		—	—	49,227	—	49,227
Foreign currency translation adjustment		—	—	—	395	395
At June 30, 2025	18,000,000	18	4,123	49,227	395	53,763
Issuance of shares		—	100	—	—	100
Net income		—	—	7,558	—	7,558
Foreign currency translation adjustment		—	—	—	3,231	3,231
At June 30, 2026	18,000,000	18	4,223	56,785	3,626	64,652

*	On September 30, 2026, Aupenheim amended its certificate of incorporation to effect a 180,000-for-1 forward stock split of its outstanding common stock, increasing the number of outstanding shares from 100 to 18,000,000 shares, with a par value of $0.0000056 per share, and subsequently amended its certificate of incorporation to reduce the par value of its common stock from $0.0000056 to $0.000001 per share. All share and per-share information presented in this prospectus has been retroactively adjusted to reflect the stock split.

The accompanying notes are an integral part of these consolidated financial statements.

Aupenheim Holdings Inc.

Consolidated Statement of Cash Flows

For the years ended June 30, 2026 and 2025

	2026	2025
	US$	US$
Cash flows from operating activities

Net Income	7,558	49,227

Decrease (increase) in other receivables	2,908	(3,350)
Increase in tax recoverable	(1,337)	-
Increase in other payable and accruals	5,330	10,585
(Decrease) increase in contract liabilities	(73,529)	73,529
(Decrease) increase in tax payable	(2,982)	2,982

Cash (used in) generated from operating activities	(62,052)	132,973

Cash flows from investing activities
Loan to related parties	(118,126)	-
Repayment from related parties	56,226	-

Net cash used in investing activities	(61,900)	-

Cash flows from financing activities
Issuance of shares	100	4,141

Net cash generated from financing activities	100	4,141

Net (decrease) increase in cash and cash equivalents	(123,852)	137,114

Cash and cash equivalents at beginning of year	137,509	-

Effect of foreign exchange rate changes	3,231	395

Cash and cash equivalents at end of year	16,888	137,509
Supplementary cash flows information
Interest income	7	11
Cash paid for income taxes	5,400	-

The accompanying notes are an integral part of these consolidated financial statements.

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended June 30, 2026 and 2025

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies

Company and Nature of Operations

Aupenheim Holdings Inc. (the “Company”) was incorporated in United States on June 16, 2026. The principal activity of the Company is investment holding. The principal activities of the subsidiaries are:-

Name	Date of incorporation	Percentage of effective ownership June 30,		Place of incorporation	Principal activities
		2026	2025
Aupenheim Holdings Limited	July 13, 2026	100%	100%	Hong Kong	Investment holding
Aupenheim Holdings (Guangzhou) Co., Ltd. (the company has no official English name; the English name is provided for identification purposes only)	August 14, 2026	100%	100%	People’s Republic of China	Investment holding
Guanghui Century (Shandong) Enterprise Management Co., Ltd.	January 2, 2018	100%	100%	People’s Republic of China	organization of conference events and related marketing services

The consolidated financial statements have been prepared in United States dollars and in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Reorganization

Prior to the completion of the corporate reorganization described below (the “Reorganization”), our business was conducted through Guanghui Century (Shandong) Enterprise Management Co., Ltd. (“Guanghui”), a company organized under the laws of the People’s Republic of China (“PRC”) on January 2, 2018. Guanghui provides conference event planning and execution coordination services to corporate and institutional clients throughout the PRC. To facilitate this offering and establish an offshore holding company structure suitable for access to the U.S. capital markets, our founders implemented a series of restructuring transactions in 2026.

The Reorganization commenced with the incorporation of OPPENHEIM Holdings Limited (“Oppenheim BVI”) in the British Virgin Islands on May 19, 2026. Oppenheim BVI was established as the ultimate shareholder holding vehicle for our founders, who subscribed for its ordinary shares in proportion to their agreed ownership interests. On June 16, 2026, Aupenheim Holdings Inc. was incorporated in the State of Delaware as a wholly owned subsidiary of Oppenheim BVI. Thereafter, on July 13, 2026, Aupenheim Holdings Limited (“Aupenheim HK”) was incorporated in Hong Kong as a wholly owned subsidiary of Aupenheim, and on August 14, 2026, Aupenheim Holdings (Guangzhou) Co., Ltd. was established in the PRC as a wholly foreign-owned enterprise and wholly owned subsidiary of Aupenheim HK (“Aupenheim WFOE”).

Following the establishment of Aupenheim WFOE, the Company completed the acquisition of 100% of the equity interests of Guanghui from its then-existing shareholders for a cash consideration of RMB100. The consideration was funded by a capital injection from the shareholder of Aupenheim WFOE. Upon completion of this transaction on August 20, 2026, Guanghui became an indirect wholly owned subsidiary of Aupenheim, resulting in the current offshore holding company structure consisting of Aupenheim, Aupenheim HK, Aupenheim WFOE and Guanghui. Through this structure, Aupenheim conducts substantially all of its operations in the PRC through Guanghui.

On September 30, 2026, Aupenheim amended its certificate of incorporation to increase its authorized share capital from 100 shares to 100,000,000 shares, effected a 180,000-for-1 forward stock split of its outstanding common stock, increasing the number of outstanding shares from 100 to 18,000,000 shares, with a par value of $0.0000056 per share, and subsequently amended its certificate of incorporation to reduce the par value of its common stock from $0.0000056 to $0.000001 per share. All share and per-share information presented in this prospectus has been retroactively adjusted to reflect the stock split.

As a result of the Reorganization and related capitalization transactions, Oppenheim BVI owns 100% of the outstanding equity interests of Aupenheim, which in turn owns 100% of Aupenheim HK, Aupenheim HK owns 100% of Aupenheim WFOE, and Aupenheim WFOE owns 100% of Guanghui. The Reorganization was accounted for as a reorganization of entities under common control in accordance with ASC 805-50, as Mr. Yunfeng Cui remained the ultimate controlling party of the business both before and after the Reorganization. Accordingly, the consolidated financial statements represent a continuation of the historical financial statements of Guanghui and have been prepared as if the Reorganization had occurred at the beginning of the earliest period presented. The assets and liabilities transferred in the Reorganization were recognized at their historical carrying amounts, and no new goodwill was recognized. All intercompany balances and transactions have been eliminated in consolidation.

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements

For the years ended June 30, 2026 and 2025

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which from the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s consolidated financial statements include expected credit loss allowance for credit losses on other receivables. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held by a bank.

Revenue recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time. Revenue from conference coordination and planning services is recognized at a point in time when the related conference or event has been completed and the contracted services have been provided to the customer. Amounts received in advance are recorded as contract liabilities until the related performance obligation is satisfied.

Earnings per share

Basic earnings per share is computed based on the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during the year plus the dilutive effect of potential common shares. In computing the dilutive effect of potential common shares, the average stock price for the period is used in determining the number of treasury shares assumed to be purchased with the proceeds from the exercise of options. When there is a loss, the potential common shares are not included in the diluted net earnings per share since the effect would be anti-dilutive.

Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1:	Observable inputs such as quoted prices in active markets.

Level 2:	Inputs other than the quoted prices in active markets that are observable either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets and quoted prices for identical or similar assets and liabilities in markets that are not active.

Level 3:	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

As at June 30, 2026 and 2025, the Company did not have any financial instruments that are measured at fair value. The carrying amounts of cash and cash equivalents, other receivables, amounts due from related parties and other payable and accruals approximate their fair values due to the short-term nature of these instruments.

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Related parties

Entities are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, shareholders of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Comprehensive Income

Accumulated other comprehensive income represents principally functional currency translation adjustments and is included in the statement of changes in shareholders’ equity.

Income tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. The Company’s accounting policy is to treat interest and penalties as a component of income taxes.

Current tax assets and liabilities of the Company measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the subsidiaries operate.

Share capital

The Company has only one class of common shares authorized, issued and outstanding.

Foreign Currency Transactions and Translations

All transactions in currencies other than functional currencies during the year are translated at the exchange rates prevailing on the respective transaction dates. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than functional currencies are re-measured at the exchange rates on that date. Exchange differences are recorded in the statement of operations.

The functional currency of the Company is Renminbi (“RMB”). The consolidated financial statements are translated in accordance with ASC 830 “Foreign Currency Matters”. The consolidated financial statements and other financial data of the Company included in this annual report are presented in U.S. dollars. The consolidated financial statements translated into U.S. dollars, using published exchange rates from financial institution, based on (i) year-end exchange rates or the rates of exchange ruling at the balance sheet date for assets and liabilities and (ii) average yearly exchange rates for income and expense items. Capital accounts are translated at historical exchange rates when the transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Segment

The sole director reviews the financial results when making decisions about allocating resources and assessing the performance of the Company. The Company is considered operating segment located in PRC. The company only incurred one reportable segment, which are provision of organization of conference events, as described in Note 13. Other services are not assigned to a specific reportable segment as their results of operations are immaterial.

Recently issued accounting pronouncements

Management has evaluated all recent accounting pronouncements as issued by the FASB in the form of Accounting Standards Updates (“ASU”) through the date these consolidated financial statements were available to be issued and found no recent accounting pronouncements issued, but not yet effective, which will have a material impact on the consolidated financial statements of the Company when adopted.

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 2 – Cash and cash equivalents

	2026	2025
	US$	US$
Cash at bank	16,888	137,509

Note 3 – Other receivables

	2026	2025
	US$	US$
Other receivables	442	3,350

Other receivables comprise sundry receivable from third party which are unsecured, interest-free, and have no fixed terms of recoverable.

No provision for ECL on other receivables had been provided for thfe years ended June 30, 2026 and 2025. Details of impairment assessment of other receivables are set out in Note 12 a) ii).

Note 4 – Contract liabilities

Contract liabilities consisted of the following:-

	2026	2025
	US$	US$
Receipt in advance for services income	—	73,529

The following table shows movements in contract liabilities:-

US$
July 1, 2024	—
Increase in contract liabilities as a result of receiving deposits	73,529
June 30, 2025	73,529
Revenue recognized that was included in the contract liability balance at the beginning of the year	(73,529)
June 30, 2026	—

Note 5 – Other payable and accruals

Other payable and accruals consisted of the following:-

	2026	2025
	US$	US$
Accrued salaries and pension scheme contributions	4,072	4,077
VAT payable	—	978
Others	11,843	5,530
Total	15,915	10,585

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 6 – Shareholders’ Equity

a)	Share capital

i)	Authorized Share Capital

As of June 30, 2026, the Company was authorized to issue 100 shares of common stock with a par value of US$1 per share, of which 100 shares were issued and outstanding. As of June 30, 2025, the holding company had not yet been incorporated and therefore had no shares authorized, issued or outstanding.

Subsequent to the end of the reporting period, on September 30, 2026, the Company amended its certificate of incorporation to increase its authorized share capital from 100 shares to 100,000,000 shares and to change the par value of its common stock from US$1 to US$0.000001 per share. All share and per-share amounts presented in these consolidated financial statements have been retroactively adjusted to give effect to these amendments and the related stock split.

ii)	Issued Share Capital

	Number of shares	Amount US$
Issued and fully paid:-
Ordinary shares, US$0.000001 par value
At July 1, 2024, June 30, 2025 and June 30, 2026*	18,000,000	18

*	As of June 30, 2026, the Company had 100 shares of common stock issued and outstanding with a par value of US$1 per share, representing an aggregate par value of US$100. As of June 30, 2025, the holding company had not yet been incorporated and therefore had no shares issued or outstanding (aggregate par value of nil). Subsequent to the end of the reporting period, on September 30, 2026, the 100 shares then issued and outstanding were split into 18,000,000 shares of common stock and the authorized capital was increased. All share and per-share amounts presented in these consolidated financial statements have been retroactively adjusted to give effect to the stock split and the Reorganization, and are therefore presented as 18,000,000 shares with an aggregate par value of US$18 for both periods.

b)	Movements in components of equity

The amounts of the shareholders’ equity and the movements therein for the current and prior years are presented in the statement of changes in equity.

c)	Nature and purpose of reserves

Accumulated other comprehensive income

Accumulated other comprehensive income represents the exchange differences relating to the translation from its functional currency to the Company’s presentation currency in US$. The exchange differences are recognized directly in other comprehensive income and accumulated in accumulated other comprehensive income.

Note 7 – Revenue

An analysis of the Company’s revenue is as follows:

	2026	2025
	US$	US$
Services income — at a point in time	188,564	121,105
Total revenue	188,564	121,105

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 8 – Other income

	2026	2025
	US$	US$
Bank interest income	7	11

Note 9 – Net income before tax

The Company’s net income before tax is arrived at after charging:-

	2026	2025
	US$	US$
Staff costs (including sole director’s remunerations)
Salaries, bonus and allowance	50,963	15,874
Pension scheme contributions	2,809	1,010

Note 10 – Income tax expenses

The Company’s subsidiaries incorporated in the PRC are subject to CIT on their taxable income as reported in their respective statutory financial statements, adjusted in accordance with the PRC Enterprise Income Tax Laws (“PRC Income Tax Laws”). Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and tax exemptions may be granted on case-by-case basis.

The Company’s subsidiaries is entitled to the tax incentives for the qualifying Small and Low-Profit Enterprise and is eligible for a preferential income tax rate of 5%. The PRC profits tax is calculated at 5% on the estimated assessable profits for the year ended June 30, 2026 (2025: 5%).

Taxation arising elsewhere is calculated at the rates prevailing in the relevant jurisdictions or countries in which the Company operates.

Details of income tax are as follows:-

	2026	2025
	US$	US$
Current income tax expense	1,049	2,961
Deferred income tax expense	—	—
Income tax charge	1,049	2,961

A reconciliation of the income tax expense applicable to net income before tax at the effective tax rate is as follows:-

	2026	2025
	US$	US$
Net income before tax	8,607	52,188
Tax at applicable rate of 25%	2,152	13,047
Small and Low-Profit Enterprise tax deduction	(1,722)	(10,438)
Tax effect of non-deductible expense	619	352
Tax charge at the Company’s effective rate	1,049	2,961

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 11 – Related Party Transactions

Related parties identified from the Company’s books and records for the years ended June 30, 2026 and 2025 include the following:

(a) Related parties

Name of related party	Relationship with the Company
YunFeng Cui	Director and ultimate controlling shareholder
Jingjing Xiang	Shareholder

(b) Balances with related parties

	2026	2025
	US$	US$
Amount due from Jingjing Xiang	58,952	—
Amount due from Mr. YunFeng Cui	2,948	—

The amount due from Jingjing Xiang of RMB400,000 (US$58,952) is unsecured, interest-free and repayable on demand.

The amount due from YunFeng Cui of RMB20,000 (US$2,948) is unsecured, interest-free and repayable on demand.

Subsequently, on October 14, 2026 and October 12, 2026, Mr. Cui and Ms. Xiang, respectively, repaid in full the amounts due from them of US$2,948 and US$58,952.

(c) Transactions with related party

Loan transaction amount to Jingjing Xiang was RMB400,000 (US$58,952) during the year (2025: Nil).

Loan transaction amount to YunFeng Cui was RMB401,500 (US$ 59,174) and loan repayment from YunFeng was RMB381,550 (US$56,226) during the year (2025: Nil).

Note 12 – Financial risk management and fair values of financial instruments

a)	Financial risk management

The Company is exposed to a variety of risks including foreign currency risk, credit risk, liquidity risk and interest rate risk arising in the normal course of the Company’s business activities.

The Company does not have any written risk management policies and guidelines. The Company’s sole director monitors the financial risk management of the Company and take such measures as considered necessary from time to time to minimize such financial risks.

i)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates.

The Company is not exposed to significant transactional foreign currency risk since almost all of its transactions, assets and liabilities are denominated in Reminbi.

ii)	Credit risk and impairment assessment

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily for cash and cash equivalents, accounts receivable and other receivables). The Company’s exposure to credit risk arising from cash and cash equivalents is limited because the counterparties are reputable banks and financial institutions for which the Company does not expect any losses from non-performance by these financial institutions.

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 12 – Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

ii)	Credit risk and impairment assessment (continued)

The Company considers the credit risk arising from the amounts due from related parties and other receivables to be low. In assessing expected credit losses under ASC 326, management considers historical loss experience, current economic conditions and reasonable and supportable forecasts, as well as the financial condition and repayment history of the counterparties. Management believes that the credit risk associated with these financial assets is low and no material allowance for credit losses was required as of June 30, 2026.

The tables below detail the credit risk exposures of the Company’s financial assets which are subject to ECL assessment:-

	Note	Internal credit rating	2026 Gross carrying amounts	2025 Gross carrying amounts
			US$	US$
Financial assets at amortised costs

Other receivables	3	Note 1	442	3,350
Amounts due from related parties		Note 1	61,900	-
Total			62,342	3,350

Notes:-

1.	For the purposes of internal credit risk management, the Company considers historical loss experience, current economic conditions and reasonable and supportable forecasts, as well as the financial condition and repayment history of the counterparties.

	2026
	Not past due or past due within 3 months	Repayable on demand	Total
	US$	US$	US$

Other receivables	-	442	442
Amounts due from related parties	-	61,900	61,900
	-	62,342	62,342

	2025
	Not past due or past due within 3 months	Repayable on demand	Total
	US$	US$	US$

Other receivables	-	3,350	3,350

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 12 – Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

iii)	Liquidity risk

Liquidity risk is the risk that a Company will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at close to its fair value.

Prudent liquidity risk management implies maintaining sufficient cash. The Company monitors and maintains a level of bank balances deemed adequate to finance the Company’s operations.

The maturity profile of the Company’s non-derivative financial liabilities as at June 30, 2026 and 2025, based on the contracted undiscounted payments, is as follows:-

	Repayable on demand or within 1 year	Between 1 to 2 years	Total undiscounted cash flows	Carrying amounts
	US$	US$	US$	US$
2026

Other payable and accruals	15,915	-	15,915	15,915

	Repayable on demand or within 1 year	Between 1 to 2 years	Total undiscounted cash flows	Carrying amounts
	US$	US$	US$	US$
2025

Other payable and accruals.	10,585	-	10,585	10,585

iv)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

b)	Fair values of financial instruments

The notional amounts of financial assets and liabilities with a maturity of less than one year are assumed to approximate their fair values.

c)	Concentrations of credit risk

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, other receivables, amounts due from related parties. The Company does not require collateral to support financial instruments that are subject to credit risk.

The revenue representing at least 10% of total revenue are as follows:

	2026		2025
	US$		US$

Customer A	-	-	52,152	43%
Customer B	-	-	44,936	37%
Customer C	74,321	39%	24,017	20%
Customer D	71,774	38%	-	-
Customer E	42,469	23%	-	-

	188,564	100%	121,105	100%

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 13 – Segment

The chief operating decision-maker has been identified as the sole director of the Company, who reviews the Company’s internal reporting in order to assess performance and allocate resources. The Company’s management has determined the operating segments based on these reports.

The Company operates in a single reportable segment, being the organization of conference events, for the years ended June 30, 2026 and 2025.

The chief operating decision-maker assesses the performance of the operating segment based on profit or loss for reportable segment. The Company considers that the measurement principles for profit or loss for reportable segment is consistent with those used in measuring the corresponding amounts in the Company’s consolidated financial statements. Hence, profit or loss for reportable segments is used for reporting segment profit or loss. Although no segment assets or liabilities is regularly provided to or reviewed by the chief operating decision-maker, monthly updates presenting the Company’s balance sheet are provided for the purpose of assessment.

a)	Reportable segment profit or loss

For the year ended June 30, 2026

	Conference income	Total
	US$	US$

Revenue from external customers	188,564	188,564
Selling and distribution expenses	(15,195)	(15,195)
General and administrative expenses	(164,769)	(164,769)
Profit for reportable segments	8,600	8,600

For the year ended June 30, 2025

	Conference income	Total
	US$	US$

Revenue from external customers	121,105	121,105
Selling and distribution expenses	(14,089)	(14,089)
General and administrative expenses	(54,839)	(54,839)
Profit for reportable segments	52,177	52,177

b)	Reconciliation of reportable segment profit or loss to income before income taxes

	2026	2025
	US$	US$

Profit for reportable segments	8,600	52,177
Unallocated corporate interest income	7	11

Net income before taxation	8,607	52,188

Aupenheim Holdings Inc.

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 14 – Earnings per share

The following table sets forth the computation of basic and diluted earnings per share. The Company had no potentially dilutive instruments outstanding during either year. The weighted average number of shares has been retroactively adjusted to give effect to the Reorganization and the stock split effected on September 30, 2026, as described in Note 6.

	2026	2025
	US$	US$
Net income for the year	7,558	49,227
Weighted average ordinary shares outstanding	18,000,000	18,000,000
Basic and diluted earnings per share	0.0004	0.0027

Note 15 – Subsequent events

The Company has evaluated subsequent events through October 27, 2026, the date these consolidated financial statements were available to be issued.

The Company identified the following subsequent event:

i)	Prior to the completion of the corporate reorganization described below (the “Reorganization”), our business was conducted through Guanghui Century (Shandong) Enterprise Management Co., Ltd. (“Guanghui”), a company organized under the laws of the People’s Republic of China (“PRC”) on January 2, 2018. Guanghui provides conference event planning and execution coordination services to corporate and institutional clients throughout the PRC. To facilitate this offering and establish an offshore holding company structure suitable for access to the U.S. capital markets, our founders implemented a series of restructuring transactions in 2026.

The Reorganization commenced with the incorporation of OPPENHEIM Holdings Limited (“Oppenheim BVI”) in the British Virgin Islands on May 19, 2026. Oppenheim BVI was established as the ultimate shareholder holding vehicle for our founders, who subscribed for its ordinary shares in proportion to their agreed ownership interests. On June 16, 2026, Aupenheim Holdings Inc. was incorporated in the State of Delaware as a wholly owned subsidiary of Oppenheim BVI. Thereafter, on July 13, 2026, Aupenheim Holdings Limited (“Aupenheim HK”) was incorporated in Hong Kong as a wholly owned subsidiary of Aupenheim, and on August 14, 2026, Aupenheim Holdings (Guangzhou) Co., Ltd. was established in the PRC as a wholly foreign-owned enterprise and wholly owned subsidiary of Aupenheim HK (“Aupenheim WFOE”).

Following the establishment of Aupenheim WFOE, the Company completed the acquisition of 100% of the equity interests of Guanghui from its then-existing shareholders for a cash consideration of RMB100. The consideration was funded by a capital injection from the shareholder of Aupenheim WFOE. Upon completion of this transaction on August 20, 2026, Guanghui became an indirect wholly owned subsidiary of Aupenheim, resulting in the current offshore holding company structure consisting of Aupenheim, Aupenheim HK, Aupenheim WFOE and Guanghui. Through this structure, Aupenheim conducts substantially all of its operations in the PRC through Guanghui.

On September 30, 2026, Aupenheim amended its certificate of incorporation to increase its authorized share capital from 100 shares to 100,000,000 shares, effected a 180,000-for-1 forward stock split of its outstanding common stock, increasing the number of outstanding shares from 100 to 18,000,000 shares, with a par value of $0.0000056 per share, and subsequently amended its certificate of incorporation to reduce the par value of its common stock from $0.0000056 to $0.000001 per share. All share and per-share information presented in this prospectus has been retroactively adjusted to reflect the stock split.

As a result of the Reorganization and related capitalization transactions, Oppenheim BVI owns 100% of the outstanding equity interests of Aupenheim, which in turn owns 100% of Aupenheim HK, Aupenheim HK owns 100% of Aupenheim WFOE, and Aupenheim WFOE owns 100% of Guanghui. Our consolidated financial statements have been prepared as if the Reorganization had occurred at the beginning of the earliest period presented.

ii)	Subsequent on October 14, 2026 and October 12, 2026, Mr. Cui and Ms. Xiang, respectively, settled in full the amounts due from them of US$2,948 and US$58,952.

No other subsequent events were identified that would require adjustment to or additional disclosure in these consolidated financial statements, except as disclosed above.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement are as follows:

Legal and Accounting	$199,860
OTC Application Fee	$16,500
SEC Filing Fee	$140
Printing and EDGAR Fees	$15,000
Transfer Agent	$8,000
Investor relation and other	$120,000
TOTAL	$359,500

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its shareholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company provides indemnification to its directors and officers to the fullest extent permitted under the General Corporation Law of the State of Delaware. Such indemnification rights are set forth in the Company’s Certificate of Incorporation and Bylaws.

Item 15. Recent Sales of Unregistered Securities.

Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended.

Name	Date	Shares		Consideration
OPPENHEIM Holdings Limited	June 26, 2026	18,000,000	(1)	$100

Note:

(1)	On June 26, 2026, we issued 100 shares of common stock to OPPENHEIM Holdings Limited, our sole stockholder, for aggregate consideration of $100. At the time of issuance, those 100 shares represented all of our issued and outstanding common stock. On September 30, 2026, in connection with the reorganization, we effected a 180,000-for-1 forward stock split. As a result, the 100 issued and outstanding shares of common stock were automatically converted into 18,000,000 shares of common stock, with no change in the ownership interests of our stockholder. Following the stock split, OPPENHEIM Holdings Limited continued to hold 100% of our outstanding common stock. All share and per-share amounts in this prospectus have been retroactively adjusted to give effect to the stock split.

These shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation S thereunder. No underwriting discounts or commissions were paid with respect to such sales.

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Item 16. Exhibits

Exhibit No.	Exhibit Description
3.1	Certificate of Incorporation
3.2	Bylaws
3.3	Certificate of Amendment of Certificate of Incorporation
5.1*	Opinion of Womble Bond Dickinson (US) LLP (including consent)
5.2*	Opinion of Jun Nan Law Firm regarding certain PRC law matters (included in Exhibit 99.1)
10.1	Form of Conference Planning and Execution Coordination Service Contract
10.2*	Subscription Agreement
21.1	List of Subsidiaries of the Registrant
23.1	Consent of TQ International, PLLC
23.2*	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1)
23.3*	Consent of Jun Nan Law Firm (included in Exhibit 99.1)
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1*	Opinion of Jun Nan Law Firm regarding certain PRC law matters (including consent)
107	Filing Fee Table

*	To be filed by amendment

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Qingdao, Shandong Province, People’s Republic of China, on October 27, 2026.

Aupenheim Holdings Inc.

By:	/s/ Yunfeng Cui
Name:	Yunfeng Cui
Title:	Director, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yunfeng Cui, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Yunfeng Cui	Director, Chief Executive Officer and Chief Financial Officer	October 27, 2026
Yunfeng Cui	(Principal Executive Officer and Principal Financial and Accounting Officer)

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